UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  Soliciting Material under §240.14a-12
CNO FINANCIAL GROUP, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2014
Notice Is Hereby Given That the Annual Meeting of Shareholders of CNO Financial Group, Inc. (the “Company”), will be held at the CNO Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana, at 8:00 a.m., Eastern Daylight Time, on May 7, 2014, for the following purposes:
1.
  To elect nine directors, each for a one-year term ending in 2015;
2.
  To reapprove the material terms of the performance goals under the Company’s Amended and Restated Long-Term Incentive Plan;
3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;
4.
  To cast a non-binding advisory vote to approve executive compensation; and
5.
  To consider such other matters, if any, as may properly come before the meeting.
Holders of record of outstanding shares of the common stock of the Company as of the close of business on March 14, 2014, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), on or about March 27, 2014, we either mailed you a Notice of Internet Availability of Proxy Materials (“Notice”) notifying you how to vote online and how to electronically access a copy of this Proxy Statement and the Company’s Annual Report to Shareholders (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.
Management and the Board of Directors respectfully request that (if you received a paper copy of the Proxy Materials) you date, sign and return the enclosed proxy card in the postage-paid envelope so that we receive the proxy card prior to the Annual Meeting, or, if you prefer, follow the instructions on your proxy card or Notice for submitting a proxy electronically or by telephone. If your shares are held in the name of a bank, broker or other holder of record, please follow the procedures as described in the voting form they send to you. If you attend the meeting in person you may withdraw your proxy and vote personally at the meeting.
By Order of the Board of Directors
Karl W. Kindig, Senior Vice President and Secretary
March 27, 2014
Carmel, Indiana

CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CNO Financial Group, Inc. (“CNO” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the CNO Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana on May 7, 2014, at 8:00 a.m., Eastern Daylight Time. We are sending the Notice or the Proxy Materials and proxy to shareholders on or about March 27, 2014.
Solicitation of Proxies
The proxies are solicited by the Board of Directors. Proxies may be solicited by mail, telephone, internet or in person. Proxies may by solicited by the CNO directors and officers. All expenses relating to the preparation and distribution to shareholders of the Notice, the Proxy Materials and the form of proxy are to be paid by CNO.
If the form of proxy is properly executed and delivered in time for the Annual Meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Each shareholder may appoint a person (who need not be a shareholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by properly completing a proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials) for delivery no later than May 6, 2014. Proxies received that are unmarked will be voted for each of the Board’s nominees for director (Proposal 1), for the reapproval of the material terms of the performance goals under the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP Performance Goals”) (Proposal 2), for ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3), and for approval of the compensation paid to our Named Executive Officers (Proposal 4). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to CNO a written notice of revocation or a later-dated proxy, or by attending the Annual Meeting and voting in person.
Record Date and Voting
Only holders of record of shares of CNO’s common stock as of the close of business on March 14, 2014, will be entitled to vote at the Annual Meeting. On such record date, CNO had 221,076,237 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.
On or about March 27, 2014, we either mailed you a Notice notifying you how to vote online and how to electronically access a copy of the Proxy Materials or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

The following sets forth how a shareholder can vote over the Internet, by telephone or by mail:
Voting By Internet
If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).
Voting By Telephone
If you hold your shares in street name, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.
If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other holder of record. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other holder of record on how to submit voting instructions.
The Internet and telephone voting procedures, which comply with Delaware law and the SEC rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
Voting By Mail
If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.
Deadline for Submitting Votes by Internet, Telephone or Mail
If you hold your shares through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 6, 2014.
Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and must be received no later than May 6, 2014.
If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must then bring the legal proxy to the Annual Meeting.
Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.
Votes Required
The election of each director (Proposal 1) will be determined by the vote of the majority of the votes cast (where the number of votes cast “for” a director exceeds the number of votes cast “against” that director) by the holders of shares represented (in person or by proxy) and entitled to vote on the subject matter provided a quorum is present. The vote required to reapprove the LTIP Performance Goals (Proposal 2), to approve the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3) and for the advisory vote to approve executive compensation (Proposal 4), and any other proposal properly brought before the Annual Meeting, is the affirmative vote of a majority of the shares represented (in person or by proxy) and entitled to vote on the applicable subject matter. Abstentions from voting will have no impact on the election of directors (Proposal 1) and will have the same legal effect as voting against each other proposal.
Abstentions and shares represented by “broker non-votes”, as described below, are counted as present and entitled to vote for the purpose of determining a quorum. A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting with respect to Proposal 1 (election of nine directors as listed in this Proxy Statement), Proposal 2 (reapproval of the LTIP Performance Goals) and Proposal 4 (advisory vote to approve executive compensation). “Broker non-votes” will have no effect on the outcome of Proposals 1, 2, 3 and 4. Your broker will have discretion to vote your uninstructed shares on Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014).
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 7, 2014
This Proxy Statement (including all attachments), the Company’s Annual Report to Shareholders (which includes the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2014) (which is not deemed to be part of the official proxy soliciting materials), and any amendments to the foregoing materials that are required to be provided to shareholders are available at www.proxyvote.com. Shareholders may obtain copies of the Proxy Statement, Annual Report to Shareholders (including financial statements and schedules thereto) and form of proxy relating to this or future meetings of the Company’s shareholders, free of charge on our Internet website at www.CNOinc.com in the “Investors — SEC Filings” section, by calling 317-817-2893 or by sending the Company an email at ir@CNOinc.com. For directions to the Company’s 2014 Annual Meeting, please call us at 317-817-2893.

SECURITIES OWNERSHIP
The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 14, 2014 (except as otherwise noted) by each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, each of our directors and nominees, each of our current executive officers that are named in the Summary Compensation Table on page 32 and all of our current directors, nominees and executive officers as a group. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 14, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person or group of persons but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Number	Percentage
Common stock	Dimensional Fund Advisors LP(1)	19,090,649	8.6%
Common stock	Paulson & Co. Inc.(2)	17,459,577	7.7
Common stock	Huber Capital Management LLC(3)	13,884,620	6.3
Common stock	BlackRock, Inc.(4)	13,810,044	6.2
Common stock	The Vanguard Group(5)	12,696,514	5.7
Common stock	Columbia Wanger Asset Management, LLC(6)	12,013,000	5.4
Common stock	Capital World Investors(7)	11,900,000	5.4
Common stock	Edward J. Bonach(8)	626,312	*
Common stock	Ellyn L. Brown	20,989	*
Common stock	Robert C. Greving	30,641	*
Common stock	Mary R. (Nina) Henderson	17,199	*
Common stock	R. Keith Long(9)	1,029,065	*
Common stock	Neal C. Schneider(10)	121,349	*
Common stock	Frederick J. Sievert	82,391	*
Common stock	Michael T. Tokarz(10)	110,361	*
Common stock	John G. Turner(10)	106,361	*
Common stock	Frederick C. Crawford	108,853	*
Common stock	Eric R. Johnson(11)	580,847	*
Common stock	Christopher J. Nickele(12)	366,182	*
Common stock	Scott R. Perry(13)	598,458	*
Common stock	All directors and executive officers as a group (17 persons)(14)	4,481,232	2.0

*
  Less than 1%.
(1)
  Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP. The Amendment No. 2 to Schedule 13G reports sole power to vote or direct the vote of 18,794,916 shares and sole power to dispose or direct the disposition of 19,090,649 shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(2)
  Based solely on Amendment No. 6 to Schedule 13D filed with the SEC on February 19, 2014 by Paulson & Co. Inc. The Amendment No.6 to Schedule 13D reports sole power to vote or direct the vote of 17,459,577 shares and sole power to dispose or direct the disposition of 17,459,577 shares and includes as beneficially owned the shares that may be acquired upon exercise of a warrant to purchase common stock, which warrant was issued in November 2009 and became exercisable on June 30, 2013. The business address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.
(3)
  Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2014 by Huber Capital Management LLC. The Amendment No. 1 to Schedule 13G reports sole power to vote or direct the vote of 6,751,571 shares, shared power to vote or direct the vote of 1,013,157 shares, and sole power to dispose or direct the disposition of 13,884,620 shares. The business address for Huber Capital Management LLC is 2321 Rosecrans Ave., Suite 3245, El Segundo, CA 90245.

(4)
  Based solely on Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc. The Schedule 13G reports sole power to vote or direct the vote of 12,952,026 shares and sole power to dispose or direct the disposition of 13,810,044 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)
  Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group. The Amendment No. 1 to Schedule 13G reports sole power to vote or direct the vote of 332,937 shares, sole power to dispose or direct the disposition of 12,376,977 shares, and shared power to dispose or direct the disposition of 319,537 shares. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)
  Based solely on Amendment No. 9 to Schedule 13G filed with the SEC on February 6, 2014 by Columbia Wanger Asset Management, LLC. The Amendment No. 9 to Schedule 13G reports sole power to vote or direct the vote of 11,708,000 shares and sole power to dispose or direct the disposition of 12,013,000 shares. The business address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(7)
  Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2014 by Capital World Investors. The Amendment No. 1 to Schedule 13G reports sole power to vote or direct the vote of 11,900,000 shares and sole power to dispose or direct the disposition of 11,900,000 shares. The business address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(8)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase 199,450 shares of common stock.
(9)
  Includes 88,465 shares held directly by Mr. Long, 454,200 shares of common stock owned by Otter Creek Partners I, LP and 486,400 shares of common stock owned by Otter Creek International Ltd. Mr. Long is the majority stockholder of Otter Creek Management, Inc., the general partner of Otter Creek Partners I, LP, and by virtue of such ownership Mr. Long has the power to vote and dispose of the shares held by Otter Creek Partners I, LP and therefore may be deemed to be the beneficial owner of those shares. Otter Creek Management, Inc., as an investment advisor of Otter Creek International Ltd., may be deemed to be the beneficial owner of shares held by Otter Creek International Ltd. Mr. Long expressly disclaims beneficial ownership of the shares held by Otter Creek International Ltd.
(10)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase 15,400 shares of common stock.
(11)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase 337,750 shares of common stock.
(12)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase 158,750 shares of common stock.
(13)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase 322,200 shares of common stock.
(14)
  Includes options, exercisable currently or within 60 days of March 14, 2014, to purchase an aggregate of 1,477,050 shares of common stock held by directors and executive officers.

PROPOSAL 1
ELECTION OF DIRECTORS
Nine individuals will be elected to the Board at the Annual Meeting each for a one-year term expiring at the 2015 annual meeting of shareholders. Each nominee listed below is currently a member of the Board. All directors will serve until their successors are duly elected and qualified.
Director Qualifications and Experience
In considering candidates for the Board, the Governance and Nominating Committee reviews the experience, skills, attributes and qualifications of the current Board members and other potential candidates to ensure that the Board has the skills and experience to properly oversee the interests of the Company. In doing so, the Governance and Nominating Committee considers the experience, skills, attributes and qualifications of candidates in these areas:
•
  Insurance and financial services industry;
•
  Accounting or other financial management;
•
  Investments;
•
  Legal and regulatory;
•
  Actuarial;
•
  Management including service as a chief executive officer or manager of business units or functions;
•
  Marketing;
•
  Talent management; and
•
  Experience as a director of other companies.
The key experiences, skills, qualifications and skills of each of the nominees are included in their individual biographies below.
Consideration is also given to each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, past performance on the Board and contributions to their respective committees are also considered. The Governance and Nominating Committee and the Board seek directors with qualities that will contribute to the goal of having a well-rounded, diverse Board that functions well as a unit and is able to satisfy its oversight responsibilities effectively. The Governance and Nominating Committee expects each of the directors to have proven leadership, sound judgment, high ethical standards and a commitment to the success of the Company.
The Governance and Nominating Committee does not have a specific diversity policy with respect to Board candidates, but it strongly believes that the Board should have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in its process of selecting candidates for the Board.
Board Nominees
Should any of the nominees become unable to accept election, the persons named in the proxy will have the right to exercise their voting power in favor of such person or persons as the Board may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board knows of no reason why any of its nominees would be unable to accept election.
The Governance and Nominating Committee will consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2015 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.

Set forth below is information regarding each person nominated by the Board for election as a director.
Nominees for Election as Directors:

Edward J. Bonach, 60, has been chief executive officer and a director since October 1, 2011 and served as chief financial officer of the Company from May 2007 until January 2012. Mr. Bonach joined CNO from National Life Group, where he served as executive vice president and chief financial officer. Before joining National Life in 2002, he was with Allianz Life for 23 years, where his positions included President — Reinsurance Division and chief financial officer. He is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, and a Chartered Enterprise Risk Analyst. With respect to Mr. Bonach’s nomination for re-election, the Board and the Governance and Nominating Committee considered his experience as chief executive officer and chief financial officer of the Company and his extensive insurance, actuarial and executive management experience.

Ellyn L. Brown, 64, joined our Board in May 2012. Until her retirement from full-time law practice, Ms. Brown practiced corporate and securities law, most recently as principal of Brown & Associates, a boutique law and consulting firm that provided operations, regulatory and governance services to financial services industry clients and other clients that operated in heavily regulated, high-scrutiny environments. Ms. Brown chairs the board of NYSE Regulation, the entity that oversees market regulation at the NYSE and its affiliated exchanges, and was a member of the board of directors of NYSE Euronext (and predecessor entities) (NYX) from 2005 until the acquisition of NYX by the Intercontinental Exchange in late 2013. She is also a member of the board of directors of Walter Investment Management Corp. Ms. Brown served as a governor of the Financial Industry Regulatory Authority from 2007-2012 and served from 2007-2011 as a trustee of the Financial Accounting Foundation, the parent entity of the Financial Accounting Standards Board and the Governmental Accounting Standards Board. With respect to Ms. Brown’s nomination for re-election, the Board and the Governance and Nominating Committee considered her extensive financial industry, legal and regulatory experience.

Robert C. Greving, 62, joined our Board in May 2011. Mr. Greving is the retired executive vice president, chief financial officer and chief actuary for Unum Group, having held those positions from 2005 to 2009. Mr. Greving also served as president of Unum International Ltd., Bermuda. Before becoming executive vice president and chief financial officer of Unum Group in 2003, he held senior vice president, finance, and chief actuary positions with Unum Group and with The Provident Companies, Inc., which merged with Unum Group. His duties prior to retirement included directing all aspects of the finance and actuarial responsibilities for the corporate and nine insurance subsidiary insurance companies of Unum Group. He previously held senior positions with PennCorp Dallas Operations, Southwestern Life Insurance Company, American Founders Insurance Company, Aegon USA and Horace Mann Life Insurance Company during his 35 years in the insurance industry. He is a Fellow of the Society of Actuaries. With respect to Mr. Greving’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive experience with the management of companies in the life, health, disability and annuity lines of business and in particular with the actuarial, financial and investment disciplines.

Mary R. (Nina) Henderson, 63, joined our Board in August 2012. Ms. Henderson is the managing partner of Henderson Advisory, a consulting practice providing marketing perspective and business evaluation to investment management firms in the consumer products and food industries. Previously she was a corporate vice president of Bestfoods and president of Bestfoods Grocery. During her 30-year career with Bestfoods, and its predecessor company CPC International, Ms. Henderson held a wide variety of international and North American general management and executive marketing positions. Ms. Henderson has been a director of Walter Energy, Inc. since February 2013. She previously served as a director of Del Monte Foods Company (2002–2011), The Equitable Companies (1996–2000), AXA Financial (2001–2011), Pactiv Corporation (2000–2010), Royal Dutch Shell plc and its predecessor company The Shell Transport and Trading Company (2001–2009) and the Hunt Corporation (1991–2002). With respect to Ms. Henderson’s nomination for re-election, the Board and the Governance and Nominating Committee considered her management leadership experience, consumer marketing background, and her experience as a director of companies in a variety of industries, including insurance.

R. Keith Long, 65, joined our Board in May 2009. Mr. Long founded Otter Creek Management, Inc. in 1991 and since that date has served as its president and chief executive officer. Otter Creek Management, Inc. is the investment advisor for two hedge funds, Otter Creek Partners I, LP and Otter Creek International Ltd. Mr. Long has 35 years of experience in investment analysis in both fixed income and equities. His experience prior to founding Otter Creek Management, Inc. includes 10 years as a fixed income analyst, trader and arbitrageur, and eight years as an equity portfolio manager. His previous employers include Morgan Stanley, Kidder Peabody, Tradelink, Mesirow Financial and Lionel Edie & Co. He is the former chairman of the board of Financial Industries, Inc., a life insurance company, and the former chairman of Financial Institutions, Inc., a property and casualty insurance company. With respect to Mr. Long’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive investment experience and prior experience in the insurance industry.

Neal C. Schneider, 69, joined our Board in September 2003. Mr. Schneider served from 2003 until 2010 as the non-executive chairman of the board of PMA Capital Corporation, whose subsidiaries provide insurance products, including workers’ compensation and other commercial property and casualty lines of insurance, as well as fee-based services. He also served on the executive, audit and governance committees for PMA Capital. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Between 2000 and 2002, he was an independent consultant and between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. With respect to Mr. Schneider’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive knowledge and experience in accounting and financial matters, particularly with respect to insurance companies, and in corporate governance.

Frederick J. Sievert, 66, joined our Board in May 2011. Mr. Sievert is the retired President of New York Life Insurance Company, having served in that position from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman, from 2004 until his retirement in 2007. Mr. Sievert joined New York Life in 1992 as senior vice president and chief financial officer. In 1995 he was promoted to executive vice president and was elected to the New York Life board of directors in 1996. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert is a Fellow of the Society of Actuaries. He has been a director of Reinsurance Group of America, Incorporated since 2010. With respect to Mr. Sievert’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive insurance, actuarial and executive management experience.

Michael T. Tokarz, 64, joined our Board in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. He is a senior investment professional with over 30 years of lending and investment experience including diverse leveraged buyouts, financings, restructurings and dispositions. Mr. Tokarz has served on the boards of publicly traded companies for over 20 years and during the last five years has served as a director of Dakota Growers Pasta Companies, Inc. (2004–2010), MVC Capital, Inc. (2004–present), Mueller Water Products, Inc. (2006–present), Idex Corporation (1987–present) Walter Energy, Inc. (1987–present) and Walter Investment Management Corp. (2009–present). Mr. Tokarz is a certified public accountant. With respect to Mr. Tokarz’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive knowledge and executive management experience in banking and finance, investments and corporate governance.

John G. Turner, 74, joined our Board in September 2003. He launched Hillcrest Capital Partners, a private equity investment firm, in 2002 and has been its chairman since that date. During his 50-year career in the insurance industry, Mr. Turner served as chairman and chief executive officer of Reliastar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition, he became vice chairman and a member of the executive committee of ING Americas until his retirement in 2002. Mr. Turner served as a director of Hormel Foods Corporation from 2000 to 2011, a director of Shopko Stores, Inc. from 1999 to 2005 and a director of ING funds from 2000 to 2007. Mr. Turner is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. With respect to Mr. Turner’s nomination for re-election, the Board and the Governance and Nominating Committee considered his extensive insurance industry, executive management, investment management, actuarial and regulatory experience.

Voting for Directors; Required Vote
The election of each director will be determined by the vote of the majority of the votes cast (where the number of votes cast “for” a director exceeds the number of votes cast “against” that director) by the holders of shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

In an uncontested election of directors at which a quorum is present, any incumbent director who fails to receive a majority of the votes cast (where the number of votes cast “for” a director exceeds the number of votes cast “against” that director) shall offer to tender his or her resignation to the Board. In such event, the Governance and Nominating Committee will consider the offer and make a recommendation to the Board whether to accept or reject the resignation or whether other action should be taken. The Board will publicly disclose its decision and rationale within 90 days from the certification of the election results.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED ABOVE.
Board Committees
Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters; and oversight of management’s processes for managing enterprise risk. The Audit and Enterprise Risk Committee currently consists of Mr. Greving, Ms. Henderson, Mr. Long and Mr. Schneider, with Mr. Greving serving as chairman of the committee. Based on his experience, Mr. Greving qualifies as an “audit committee financial expert,” as defined under SEC rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the SEC including Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on 10 occasions in 2013. A copy of the Audit and Enterprise Risk Committee’s charter is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Governance and Nominating Committee. The Governance and Nominating Committee is responsible for, among other things, establishing criteria for Board membership; considering, recommending and recruiting candidates to fill new positions on the Board; reviewing candidates recommended by shareholders; and considering questions of possible conflicts of interest involving Board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the Board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Nominating Committee currently consists of Mr. Tokarz, Ms. Brown, Mr. Schneider and Mr. Sievert, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Nominating Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held three meetings during 2013. A copy of the Governance and Nominating Committee’s charter is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation philosophy and strategy; evaluating the performance of the chief executive officer and recommending to the Board the compensation of the chief executive officer; reviewing and approving on an annual basis the evaluation process and compensation structure for the Company’s other executive officers as recommended by the chief executive officer; ensuring that appropriate programs and procedures are established to provide for the development, selection, retention and succession of officers and key personnel; and reviewing and administering our incentive compensation and equity award plans. The report of the Human Resources and Compensation Committee appears on page 31 of this Proxy Statement. The Human Resources and Compensation Committee currently consists of Mr. Sievert, Ms. Brown, Mr. Tokarz and Mr. Turner, with Mr. Sievert serving as committee chair. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership and qualify as “non-employee” directors for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The committee met on seven occasions in 2013. A copy of the Human Resources and Compensation Committee’s charter is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which the Company utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Mr. Long, Mr. Bonach, Ms. Henderson and Mr. Turner, with Mr. Long serving as chairman of the committee. The committee met on four occasions in 2013. A copy of the Investment Committee’s charter is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the Board in the management of our business affairs during intervals between Board meetings. The Executive Committee currently consists of Mr. Schneider, Mr. Bonach and Mr. Greving, with Mr. Schneider serving as chairman of the committee. A copy of the Executive Committee’s charter is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Director Compensation
Our non-employee directors currently receive an annual cash retainer of $80,000. Our non-executive chairman receives a fee equal to 200% of the base cash fees and equity awards paid to the other non-employee directors. The chairs of the Audit and Enterprise Risk Committee and the Human Resources and Compensation Committee each currently receive an additional annual cash fee of $30,000, and directors who chair one of our other Board committees (other than the Executive Committee) receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. In addition to the cash payments, our non-employee directors currently receive an annual equity award of $120,000, which vests immediately upon grant. Mr. Long declined the stock award portion of the annual director fees in 2013. The Board’s policy is to review and set the compensation of the non-employee directors each year at the Board meeting that follows the Annual Meeting and to make equity awards to those directors at that time. Directors are reimbursed for out-of-pocket expenses, including first-class airfare, incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2013 to our non-employee directors is summarized in the table below:
DIRECTOR COMPENSATION IN 2013

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Ellyn L. Brown	$80,032	$119,999	$200,031
Robert C. Greving	124,492	119,999	244,491
Mary R. (Nina) Henderson	94,492	119,999	214,491
R. Keith Long	114,492	0	114,492
Neal C. Schneider	169,296	239,999	409,295
Frederick J. Sievert	109,492	119,999	229,491
Michael T. Tokarz	99,492	119,999	219,491
John G. Turner	79,492	119,999	199,491

(1)
  This column represents the amount of cash compensation paid in 2013 for Board service, for service as non-executive chairman, for service on the Audit and Enterprise Risk Committee and for chairing a committee, as applicable.
(2)
  The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) and represent the grant date fair values for shares of common stock awarded. On May 8, 2013, Mr. Schneider received an award of 20,050 shares of common stock and each of the other directors listed above (with the exception of Mr. Long) received an award of 10,025 shares of common stock. These awards vested immediately upon grant.
The directors had the following number of options outstanding at December 31, 2013 — Mr. Schneider (15,400), Mr. Tokarz (15,400) and Mr. Turner (15,400). The average exercise price for the options held by the directors is $20.22.
Board Leadership Structure
CNO has a non-executive, independent director, who serves as chairman of the Board. Mr. Schneider was elected Chairman in 2011 and continues to serve in that capacity. The Board believes that its leadership structure, with a non-executive chairman position separate from the chief executive officer, provides appropriate, independent oversight of management and the Company. The non-executive chairman of the Board (1) presides at all meetings of the Board and shareholders; (2) presides during regularly held sessions with only the independent directors; (3) encourages and facilitates active participation of all directors; (4) develops the calendar of and agendas for Board meetings in consultation with the chief executive officer and other members of the Board; (5) determines, in consultation with the chief executive officer, the information that should be provided to the Board in advance of the meeting; and (6) performs any other duties requested by the other members of the Board.
As discussed below, all members of our Board are independent other than Mr. Bonach, our chief executive officer. As CEO, Mr. Bonach, subject to the direction of the Board, is in charge of the business and affairs of CNO and is our chief policy making officer. Our Board and its committees play an active role in overseeing the Company’s business. The directors bring a broad range of leadership, business and professional experience to the Board and actively participate in Board discussions. The Board believes that having a non-executive chairman and a Board comprised almost entirely of independent, non-employee directors best serves the interests of our shareholders and the Company.
Board Meetings and Attendance
During 2013, the Board met on 12 occasions. Each director attended at least 75% of the aggregate of the meetings of the Board and Board committees on which he or she served. The independent directors regularly meet in executive session without the chief executive officer or any other member of management. The non-executive chairman presides at such executive sessions.
In addition, CNO has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2013.
Director Independence
The Board annually determines the independence of directors based on a review by the directors. Although the Board has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the Board has determined that he or she has no material relationship with CNO, either directly or as an officer, shareholder or partner of an organization that has a material relationship with CNO. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board considers the Company’s Corporate Governance Guidelines, the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange in making its determination regarding independence and the materiality of any relationships with CNO. The Board has determined that all current directors other than Mr. Bonach are independent.

Board’s Role in Risk Oversight
Enterprise risk management is integral to our business. The Board is responsible for overseeing the Company’s risk profile and management’s processes for managing risk. The oversight of certain risks, including those relating to the Company’s capital structure and capital management is done by the full Board. The Board has delegated primary responsibility for many aspects of the Board’s risk oversight to the Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee receives reports at its meetings and oversees management’s processes for managing enterprise risk, including the risk management process associated with financial controls, insurance reserves, legal, regulatory and compliance risks, and the overall risk management structure, process and function. Other Board committees oversee risk management related to specific functions. The Investment Committee oversees investment and asset-liability management risk. The Human Resources and Compensation Committee oversees risks associated with our compensation programs so that incentives are not provided for inappropriate risk taking, as further discussed below.
Our leadership strongly supports an active and engaged risk management process. CNO has established an enterprise risk management committee comprised of senior management from business units and functions throughout the Company. This enterprise risk management committee meets at least once each quarter and is co-chaired by the chief executive officer and the chief financial officer. CNO also has an investment and asset-liability management committee comprised of senior management from various functions and the presidents of each business segment. This committee meets at least once each quarter and is chaired by the chief investment officer. The Company has a senior vice president who is responsible for the coordination of enterprise risk management activities. Reports on different aspects of the Company’s enterprise risk management are provided to the Board, to the Audit and Enterprise Risk Committee, to the Investment Committee and to other Board committees, as appropriate, on a regular basis.
As part of its risk oversight responsibilities, the Board and its committees review policies and processes that senior management uses to manage the Company’s risk exposure. In doing so, the Board and its committees review the Company’s overall risk function and senior management’s establishment of appropriate systems and processes for managing insurance risk, interest rate and asset-liability management risk, credit and counterparty risk, liquidity risk, operational risk and reputational risk.
Relationship of Compensation Policies and Practices to Risk Management
The Human Resources and Compensation Committee has reviewed our compensation programs and believes that they carefully balance risks and rewards and do not incentivize inappropriate risk taking. Our incentive plans include multiple performance measures, most of which are financial in nature, and are designed to hold employees accountable for sustained improvement in the core operating performance of the Company. We structure our pay to include both fixed and variable compensation and our variable compensation is capped at no more than two times the target opportunities. In addition, our officers’ compensation aligns them with shareholder interests through equity-based awards with multiple year vesting.
Approval of Related Party Transactions
Under the Company’s written policy, transactions and agreements with related persons (directors, director nominees and executive officers or members of their immediate families, or shareholders owning five percent or more of the Company’s outstanding stock) that meet the minimum threshold for disclosure in the proxy statement under applicable SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) must be approved by the Board or a committee comprised solely of independent directors. In considering the transaction or agreement, the Board or committee will consider all relevant factors including the business reason for the transaction, available alternatives on comparable terms, actual or apparent conflicts of interest and the overall fairness of the transaction to the Company. Any proposed transactions that might be considered a related person transaction are to be raised with the chairman of the Board or the chairman of the Governance and Nominating Committee. They will jointly determine whether the proposed transaction should be considered by the full Board (recusing any directors with conflicts) or by a Board committee of independent directors. Related person transactions are to be approved in advance whenever practicable, but if not approved in advance are to be ratified (if the Board or committee considers it appropriate to do so) as soon as practicable after the transaction.

Various Company policies and procedures, including the Code of Business Conduct and Ethics and annual questionnaires completed by all company directors, officers and employees, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Any related person transactions that are identified under these additional policies and procedures are to be considered under the process described above.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com. Within the time period specified, and to the extent required, by the SEC and the New York Stock Exchange, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer (there have been no such waivers).
Corporate Governance Guidelines
CNO is committed to best practices in corporate governance. Upon the recommendation of the Governance and Nominating Committee, the Company adopted a set of Board Governance Operating Guidelines. A copy of the CNO Board Governance Operating Guidelines is available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com.
Director Stock Ownership Guidelines
The Board has adopted guidelines regarding ownership of CNO common stock by the directors. The amounts set forth in these guidelines were increased in 2013 and the guidelines now provide for each director to own shares of common stock with a value of at least five times his or her annual base cash compensation. Directors are given five years from the date of their initial election to reach that level of ownership. Based on the current base cash compensation for directors of $80,000 per year, the ownership guidelines call for each director to own shares with a value of at least $400,000. As of March 14, 2014, all directors who have served on the Board for at least five years met these stock ownership guidelines, and each of the other directors met, or was on track to meet, these increased guidelines.
Succession Planning
The Board is actively involved with the Company’s talent management process. Annually, the Board reviews the Company’s leadership team, which includes a detailed discussion of succession plans for the chief executive officer and other members of executive and senior management. In addition, the Board regularly discusses the Company’s plans for talent development, with a focus on high potential individuals who are in the position to make the most significant contributions to the Company and to serve as its future leaders.
Communications with Directors
Shareholders and other interested parties wishing to communicate directly with the Board or any one or more individual members (including the chairman of the Board or the non-management directors as a group) are welcome to do so by writing to the CNO Corporate Secretary, 11825 North Pennsylvania Street, Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder or other interested party.
Compensation Committee Interlocks and Insider Participation
During 2013, directors who served on the Human Resources and Compensation Committee included the current members (Ms. Brown and Messrs. Sievert, Tokarz and Turner). None of the members of the Human Resources and Compensation Committee during 2013 is or has been one of our officers or employees. None of our executive officers serves, or served during 2013, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.
Copies of Corporate Documents
In addition to being available under Corporate Governance in the Investor Relations section of our website at www.CNOinc.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Business Conduct and Ethics and Board Governance Operating Guidelines upon request being made to CNO Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; or by telephone: (317) 817-2893 or email: ir@CNOinc.com.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Business Overview
CNO Financial Group, Inc. is a Fortune 1000 insurance holding company, with more than $4 billion in annual revenues. CNO’s insurance companies are leading providers of supplemental health insurance, life insurance and annuities to middle-income pre-retiree and retired Americans to help them protect against financial adversity and provide for a more secure retirement.
CNO delivered very strong financial and operational results in 2013. Net operating income* per share increased to $1.17 in 2013, a 70% increase over the prior year. Consolidated sales grew 6% over 2012, contributing to growth in collected premium in each of our three active operating segments. The Combined Value of New Business, a measure of the present value of expected profits from sales, was up 4% over 2012. GAAP Investment Income grew 1.4%, from $1,370.1 million to $1,389.6 million, despite sustained low interest rates.
During 2013, we continued to return significant capital to our shareholders through securities repurchases of $253 million and common stock dividends of $24 million. In addition, we paid down $63 million in debt during 2013. Our strong performance in 2013 produced an overall total shareholder return of 91%. From the initiation of our share buyback program in 2011 through the end of 2013, we repurchased the equivalent of 90 million shares through a cumulative investment of $845 million in stock and convertible repurchases for an effective average price of $9.39 per share, which is 53% of our 2013 year-end closing price of $17.69. From the initiation of our dividend program in May 2012 through the end of 2013, we paid $38 million in common stock dividends.
Our financial condition and capital generation continued to be strong in 2013. The consolidated statutory risk-based capital ratio of our insurance subsidiaries increased 43 percentage points to 410% during 2013, and book value per diluted share, excluding accumulated other comprehensive income (loss)*, grew to $18.62 from $16.21. Our debt-to-total capital ratio, excluding accumulated other comprehensive income*, at the end of 2013 was 16.9 percent, a decrease of 380 basis points from the end of 2012. We also earned positive ratings actions in the past year by all of the major ratings agencies.
Our mission is to be the recognized leader in providing financial security for the protection and retirement needs of middle-income American working families and retirees. Our strategic plans are focused on continuing to grow and deliver long-term value for all our stakeholders. Specifically, we will focus on the following priorities:
•
  Build on our investment in the business;
•
  Continue to focus on sustainable, profitable growth;
•
  Accelerate operating effectiveness;
•
  Further enhance the Customer Experience;
•
  Tactically deploy excess capital; and
•
  Continue to invest in and develop our talent.
Summary of Key Compensation Actions, Decisions and Results in 2013
•
  Merit (base salary) increases for the majority of officers (vice president level and above), including the Named Executive Officers:   Reflecting general market trends, the performance of the

*
  For a definition and reconciliation of this measure to the corresponding measure under generally accepted accounting principles (“GAAP”), see “Information Related to Certain Non-GAAP Financial Measures” on page 52 of this Proxy Statement.

individuals and current base salary to the market, the Human Resources and Compensation Committee (the “Committee”) approved base salary increases, ranging from 2.8% to 14.3%, to 4 of the 5 Named Executive Officers in 2013. The 14.3% increase was to the CEO reflecting his overall performance and base salary level in relation to the market.
•
  Revised the annual equity grant mix to include only stock options and performance shares for most officers:   Beginning with the 2013 equity grant, our annual equity grant consists of stock options and performance shares (P-Shares), directly linking our annual grant to Company performance and shareholder return. Going forward, Restricted Shares will be used primarily to promote retention and recognition of high potential executives.
•
  2013–2015 P-Shares added Operating ROE as a performance metric:   The performance metrics for our 2013 P-Share award were split equally between three-year average Operating ROE and relative TSR for our comparator group.
•
  Strong 2013 P4P results:   Driven by strong financial results of the Company and our operating segments, including a 70% increase in net operating income per diluted share, P4P payouts ranged from 159.4% to 187.6% of target for the Named Executive Officers.
•
  2011–2013 P-Shares earned:   At the end of the performance period (December 31, 2013), the performance goal for the 2011-2013 P-Share grant was achieved at maximum levels. Accordingly, 150% of the P-Shares were earned and vested from this grant.
•
  Continued a shareholder dividend program:   In 2012 the Company initiated a common stock dividend program, recognizing the Company’s financial strength, and confidence in continued growth and capital generation. In 2013 the dividend was increased by 50%.
•
  These key actions, decisions and results delivered the following compensation for our Named Executive Officers in 2013:
NEO Compensation Resulting from Key 2013 Actions and Decisions

Named Executive Officer	January 1, 2013 Base Salary	Merit (Base Salary) Increase	December 31, 2013 Base Salary	2013 P4P Payout(1)	LTI Award Value(2)
Edward Bonach, Chief Executive Officer	$875,000	14.3%	$1,000,000	$2,300,263	$3,036,035
Frederick Crawford, EVP, Chief Financial Officer	$550,000	2.8%	$566,500	$1,058,113	$1,153,560
Scott Perry, Chief Business Officer	$551,250	3.0%	$566,500	$1,006,087	$1,092,180
Eric Johnson, President – 40|86 Advisors	$500,000	0.0%	$500,000	$796,785	$728,120
Christopher Nickele, President, Other CNO Business/EVP, Product Management	$375,281	4.0%	$390,292	$680,824	$878,264

(1)
  P4P, or “Pay for Performance”, is our annual management cash incentive plan.
(2)
  Expressed as the grant date fair value of stock options, performance shares and restricted stock granted in February 2013.
Summary of Compensation Governance Practices
The Committee strives to maintain good governance standards in our compensation practices. They include:
•
  Stock Ownership Guidelines:   In May 2011, the Committee approved stock ownership guidelines for the Chief Executive Officer and the senior executive officers who report to him.
•
  No significant perquisites offered:   Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

•
  Change in control agreements are governed by double trigger arrangements:   All employment agreements and equity award agreements for Named Executive Officers and other senior executives require a termination of employment in addition to a change in control of the Company before change in control benefits are triggered.
•
  No Supplemental Executive Retirement Programs (SERPs) offered:    We do not offer SERPs to our current executives.
•
  Independence of executive compensation consultant (Aon Hewitt):    The Committee has engaged an independent, executive compensation advisor, taking SEC and NYSE guidelines into consideration. Aon Hewitt does not provide any compensation-related services to management and had no prior relationship with our Chief Executive Officer or other Named Executive Officers.
•
  Independence of Committee Members:   All Committee members are independent.
•
  Percent of Variable and Performance-Based Pay:   Variable pay comprises between 71% and 81% of Total Direct Compensation (as described below) for our Named Executive Officers, with the majority of variable pay composed of long-term incentives.
•
  Continued to utilize a “Governor” in the Annual Incentive Plan:   In 2013, we continued a policy adopted in 2009 which limits P4P payments on non-income-related metrics when we do not achieve overall threshold in Combined In-force EBIT.
•
  Strong Clawback Rights:   Our P4P and Long-term Incentive (LTI) plans have clawback provisions that include recapture rights of any incentive amount paid or vested in the event that the Committee determines that the achievement of performance goals was based on incorrect data, errors, omissions or fraud.
•
  Assessing level of risk:   The Committee annually assesses the level of risk associated with our incentive plans.
•
  Ongoing succession planning:   The Committee regularly engages throughout the year in in-depth discussions regarding succession planning and talent development of our executives.
Philosophy, Objectives and Role of Human Resources and Compensation Committee
Philosophy
The Committee, which is comprised solely of independent, non-employee Directors, has developed a philosophy and a comprehensive compensation strategy to reward overall and individual performance that drives long-term success for our shareholders.
Our compensation philosophy consists of the following guiding principles:
•
  Pay for Performance:   Rewards will vary based on company, business segment and individual performance.
•
  Target Total Rewards Position:    The overall rewards will be competitive by targeting compensation at approximately the median of the relevant comparator group with additional compensation for achieving superior performance.
•
  Relevant Comparator Group:    We will utilize a relevant comparator group of companies in the insurance/financial services industry and general industry where appropriate, taking both asset size and revenue into consideration, which includes the best available data for comparison with our peers and companies with which we compete for executive talent.

Pay for Performance Objectives
The Committee strives to provide a clear reward program that allows us to attract, incentivize and retain seasoned executive talent with the significant industry experience required to continue to improve our performance and build long-term shareholder value. To achieve this, our programs are designed to:
•
  Reward sustainable operational and productivity improvements. This means that (1) we set performance goals under our P4P plan at targeted performance levels for key financial metrics and (2) we set multi-year performance goals for our P-Share (performance share) awards;
•
  Align the interests of our executives with those of our shareholders by rewarding shareholder value creation;
•
  Integrate with the Company-wide annual performance management program of individual goal setting and formal evaluation;
•
  Provide for discretion to make adjustments and modifications based upon how well individual executives meet our performance standards for expected achievement of business results, as well as uphold our values and leadership behaviors; and
•
  Offer the opportunity to earn above-market compensation when overall and individual performances exceed expectations.
Target Total Rewards and Selection of the Comparator Groups
In setting target executive compensation opportunities, the Committee looks at Total Annual Cash (which is comprised of base salary and target cash incentives) and Total Direct Compensation (which is the sum of Total Annual Cash and long-term incentives). Our long-term incentives may include annual stock option awards as well as restricted shares and P-Share awards. The Committee intends to compensate our executives at approximately the 50th percentile (meaning within a range of +/- 15% of the 50th percentile dollar value) for total direct compensation, for the achievement of target performance, with additional compensation opportunities for the achievement of superior results.
The Committee assesses “competitive market” compensation annually using a number of sources. In determining the competitive compensation levels, at the recommendation of the independent compensation consultant, the Committee reviews targeted proxy data from a select group of peer companies identified below for the Named Executive Officers, and also compares our other executives to the Diversified Insurance Study published by Towers Watson. Both of these sources provide a much more focused analysis of very specific industry peers with whom the Company competes for talent. We will continue to use our peer companies for the Named Executive Officers as the relevant comparator group and all other executives will be compared to the Towers Watson Diversified Industry Study in 2013.
Peer Companies:

Aflac, Inc.	Principal Financial Group, Inc.
American Financial Group, Inc.	Protective Life Corporation
Assurant, Inc.	Reinsurance Group of America Incorporated
Cincinnati Financial Corporation	StanCorp Financial Group, Inc.
Genworth Financial, Inc.	Torchmark Corporation
Kemper Corporation	Universal American Corp.
Lincoln National Corporation	Unum Group

Although aggregate pay levels are generally consistent with our compensation philosophy, it is possible that pay levels for specific individuals may be above or below the targeted competitive benchmark levels based on a number of factors, including each individual’s role and responsibilities within our Company, the individual’s experience and expertise, the pay levels for peers within the Company, and the pay levels for similar job functions in the marketplace. The Committee is responsible for approving all compensation programs for our senior executive officers. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools — such as tally sheets and market studies — to review the value delivered to each executive through each component of compensation.
Tally sheets provide a vehicle for the Committee to examine external market practices and compare them to our internal evaluations and decisions. Our tally sheets capture and report:
•
  Competitive external market data on a base salary, Total Annual Cash and Total Direct Compensation basis;
•
  Individual Total Annual Cash compensation including annual salary, target bonus opportunity, and actual bonus paid;
•
  Long-term equity grants and their vesting status and value at a hypothetically established share price; and
•
  Employment agreement terms and conditions.
Competitive market data is used as a reference point, and we avoid automatic adjustments based on annual competitive benchmarking data, since we believe a given executive’s compensation should also reflect Company-specific factors such as the relative importance of the role within the organization, the compensation for other positions at the same level, and individual factors such as experience, expertise, and individual performance.
In addition to the objective review of external factors, the Committee also considers internal equity among colleagues when determining executive compensation levels. This means that, although the Committee examines competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels. The Committee also considers factors such as our organizational structure and the relative roles and responsibilities of individuals within that structure. The Committee believes that this approach fosters an environment of cooperation among executives that improves sales growth, profitability and customer satisfaction.
Realized total compensation in any year may be significantly above or below the target compensation levels depending on whether our incentive goals were attained and whether shareholder value was created. In some cases, the amount and structure of compensation results from negotiations with executives at the time they were hired, which may reflect competitive pressures to attract and hire quality executive talent in the insurance industry. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies without matching such benefits item by item.
Role of the Human Resources and Compensation Committee
The Committee determines the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. In addition, the Committee actively monitors our executive development and succession planning activities related to our senior executives and other members of management. Currently, there are four members of our Board of Directors who sit on the Committee, each of whom is an independent director under the New York Stock Exchange listing requirements, the exchange upon which our stock trades. From time to time, other Board members may also participate in the Committee’s meetings, though these ad hoc participants do not participate in making pay decisions. The full Board of Directors receives regular reports of Committee deliberations and decisions and, at least once annually, the full Board reviews the Committee’s written evaluation of the Chief Executive Officer’s performance and compensation. The Committee’s functions are more fully described in its charter, which can be found on our website at www.CNOinc.com.
In making executive compensation decisions, the Committee receives advice from its independent compensation consultant, Aon Hewitt. The Committee evaluates Aon Hewitt’s independence annually, and pursuant to the SEC’s rules and the NYSE’s rules, concluded that no conflict of interest existed in connection with the services Aon Hewitt performed for the Compensation Committee in 2013. As an independent consultant, any services performed by Aon Hewitt for our Company are at the Committee’s direction. Aon Hewitt did not have a prior relationship with the Chief Executive Officer or any of our executive officers at the time the Committee initially engaged Aon Hewitt in October 2008. No member of the Aon Hewitt team that works with the Committee has a business or personal relationship with either any member of executive management or member of the Committee. Other than its services to the Committee, Aon Hewitt does not provide any other compensation-related services to our management.
Although Aon Hewitt is retained directly by the Committee, Aon Hewitt personnel interact with our executive officers as needed, specifically the Chief Executive Officer, Executive Vice President of Human Resources, General Counsel, and Chief Financial Officer, and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, Aon Hewitt personnel may interact with management to confirm information, identify data questions, and/or exchange ideas.
As requested by the Committee, Aon Hewitt’s services to the Committee in 2013 included:
•
  Providing competitive analysis of total compensation components for our senior executive officers, including our Named Executive Officers;
•
  Researching and presenting competitive and emerging compensation practices and regulatory issues;
•
  Attending Committee meetings, in person and telephonically;
•
  Reviewing and evaluating changes to the executive compensation philosophy and proposed plan changes; and
•
  Assisting with the assessment of the risk analysis of our compensation plans.
The Committee has the authority under its charter to retain outside consultants or other advisors. In making its decisions, the Committee collects and considers input from multiple sources. The Committee may ask senior executive officers to attend Committee meetings where executive compensation, overall and individual performance are discussed and evaluated. During these meetings, executives provide insight, suggestions or recommendations regarding executive compensation. Deliberations generally occur with input from Aon Hewitt, members of management and other Board members. However, only the members of the Committee make decisions regarding executive compensation. In the case of the Chief Executive Officer’s compensation, these decisions are submitted to the full Board for its review and approval.
The Committee reviewed the results of the shareholder vote on the Say on Pay proposal from the 2013 Annual Meeting, at which approximately 99.3% of the votes cast were for approval of the Company’s 2012 executive compensation as described in last year’s proxy statement. After consideration of the positive voting results and its discussion with Aon Hewitt, the Committee determined that its approach to compensation is balanced and effective and made no fundamental changes to the program for fiscal year 2013.
Compensation Components
Our compensation program is composed of the following components:
•
  Base Salary
•
  Annual cash incentives (P4P)
•
  Long-term equity incentives (stock options and P-Shares)
•
  Benefits
Table 1 summarizes information about the target level of 2013 Total Annual Cash (TAC) and Total Direct Compensation (TDC) for our Named Executive Officers. This table differs from the Summary Compensation Table on page 32 in that values generally represent target amounts and equity grants which are part of our normal long-term incentive program for 2013 only. Further discussion about these compensation components can be found later in this section. Each component is discussed with a brief description of the strategy, plan design and plan performance.

Table 1 — Summary of Components of TDC in 2013 at Target(1)

Named Executive Officer	Base Salary	Target Incentive (% of Salary)	Target Total Annual Cash	Stock Option Value(2)	P-Share Value(2)	Restricted Stock Value(2)	Total LTI Value(2)	Target TDC(3)
Edward Bonach, Chief Executive Officer	$1,000,000	125%	$2,250,000	$2,161,197	$874,838	$—	$3,036,035	$5,286,035
% Change vs. 2012	14%		14%				39%	27%
% of TDC	19%		43%				57%
Frederick Crawford, EVP, Chief Financial Officer	$566,500	100%	$1,133,000	$821,080	$332,480	$—	$1,153,560	$2,286,560
% Change vs. 2012	3%		3%				9%	6%
% of TDC	25%		50%				50%
Scott Perry, Chief Business Officer	$566,500	100%	$1,133,000	$777,363	$314,817	$—	$1,092,180	$2,225,180
% Change vs. 2012	3%		3%				12%	7%
% of TDC	25%		51%				49%
Eric Johnson, President – 40|86 Advisors	$500,000	100%	$1,000,000	$518,242	$209,878	$—	$728,120	$1,728,120
% Change vs. 2012	0%		0%				0%	0%
% of TDC	29%		58%				42%
Christopher Nickele, President – Other CNO Business/EVP, Product Management	$390,292	100%	$780,584	$518,242	$209,878	$150,144	$878,264	$1,658,848
% Change vs. 2012(4)	4%		4%				11%	8%
% of TDC	24%		47%				53%

(1)
  Annual Incentive expressed as Target levels, value of equity expressed as grant date fair value.
(2)
  Represents stock option, performance share and restricted stock grant date fair values granted in 2013; actual value realized will depend on stock price appreciation and achievement of performance metrics at time of vesting. Valuation methodology is discussed later in this document.
(3)
  Target TDC includes Target TAC and the Total LTI Value provided at the time of the annual grant.
(4)
  Mr. Nickele was granted restricted stock in consideration of his compensation relative to market and for retention purposes.
Compensation Mix
In delivering compensation to our Named Executive Officers, the mix of pay is heavily weighted to variable, performance-based pay (currently between 71% and 81% of Target TDC, with the majority of variable pay composed of long-term incentives) with base salary comprising a relatively small portion of Target TDC (between 19% and 29%) for all the Named Executive Officers. The focus of the pay mix on variable pay elements continues to support our objectives of pay for performance and shareholder value creation.

The pie charts below summarize the 2013 annual compensation pay mix at target for our Chief Executive Officer and other Named Executive Officers:

Base Salaries
Strategy
In establishing base salaries, the Committee begins by targeting the 50th percentile of the competitive market and adjusts upwards or downwards as appropriate to reflect each position’s responsibilities and each individual’s experience level, unique skills or competencies. Base salaries generally range from the 25th percentile (for recently promoted employees or those who otherwise have less experience in the current position) to the 75th percentile (for high performers with significant industry experience) of the competitive market data. Annual reviews of executives’ base salaries consider numerous factors, including:
•
  Job responsibilities;
•
  Impact on the development and achievement of our strategic initiatives;
•
  Competitive labor market pressures;
•
  Company performance for the prior 12 months;
•
  Individual performance for the prior 12 months, as expressed in the executive’s performance review; and
•
  Salaries paid for comparable positions within our relevant comparator group.
No specific weighting of these factors is used. However, given our desire for a performance-based culture, the Committee’s use of discretion generally results in increases for our top performers and little or no increases in base salary for average or lower performing employees.
2013 Merit Increases
Based on Company performance, a review of general trends, and an analysis of positioning relative to the comparator market data, the Committee awarded base salary increases to four of the Named Executive Officers in addition to most of the other executives in February 2013.
•
  Mr. Bonach’s base salary increase of 14.3% not only recognized his individual performance in 2012 as CEO, but adjusted for below market comparability for CEO base salary market pay levels.
•
  Base salary increases for Messrs. Crawford, Perry and Nickele of 3.0%, 2.8% and 4.0%, respectively, reflected their overall performance and base salaries in relation to the market pay levels for their respective positions.

Annual Cash Incentives
Strategy
Our annual incentive plan, the “Pay for Performance” Plan (P4P), is designed to focus on and reward achievement of annual performance goals. It is the broadest of our management incentive programs, covering our Named Executive Officers and other key employees. All participants in the P4P plan, including our Named Executive Officers, are assigned target incentive opportunities expressed as a percentage of base salary.
2013 Pay for Performance (P4P) Plan Design
During February and March 2013, the Committee reviewed the P4P plan design for 2013 in order to ensure alignment between shareholder and participant interests, to keep senior executives focused on the financial performance of the enterprise, to improve alignment with financial metrics that participants influence and to select operational/business metrics that drive financial success. This review was accomplished by focusing on the selection of appropriate performance metrics and the determination of performance levels which would contribute to financial success. As a result of this review, most performance metrics and weightings remained the same. Metrics which continued to be part of 2013 incentive plans applicable to Named Executive Officers include:
•
  Operating Earnings Per Share (EPS), defined as net after tax operating income divided by the average number of diluted shares outstanding. Operating earnings exclude the impact of realized gains (losses), loss on extinguishment of debt, fair value changes due to fluctuations in the interest rates used to discount embedded derivatives related to our fixed index annuities and changes to our valuation allowance for deferred taxes. The Committee believes Operating EPS is a key measure of our operating performance, is less impacted by events that are unrelated to the underlying fundamentals of the business and is directly impacted by management during the calendar year.
•
  Combined and Business Segment In-force Earnings Before Interest and Taxes (EBIT), where Combined In-force EBIT is a corporate roll-up of individual business segment In-force EBIT. In-force EBIT includes pre-tax revenues and expenses associated with the sales of insurance products that were completed more than one year before the end of the reporting period, but excludes the impact of realized gains (losses), loss on extinguishment of debt, and fair value changes due to fluctuations in the interest rates used to discount embedded derivatives related to our fixed index annuities. In the Committee’s view, this metric enhances line of sight for our operating management and increases their focus on improving the longer-term core profitability of our operations. In-force EBIT excludes the impacts of activities related to the generation of New Business.
•
  Combined and Business Segment Value of New Business (VNB), which calculates the present value of expected profits from product sales. The selection of VNB is based on the Committee’s desire to have a focus on growing through sales of profitable products as opposed to rewarding only top-line sales growth.
•
  Operating ROE, which is net operating income divided by average GAAP Equity, excluding accumulated other comprehensive income and the GAAP value of net operating loss carryforwards. This metric represents the Committee’s desire to encourage efficient use of capital.
•
  GAAP Yield, which is period investment income (net of investment expenses), divided by average invested assets for the same period.
•
  GAAP Investment Income, which is the income earned on general account invested assets, net of investment expenses.
Limiting the number of metrics to no more than five for any individual participant enhances the simplicity and effectiveness of the P4P plan. The program is designed to pay additional compensation when the Company achieves superior performance.

Our plan design rewards a threshold level of financial performance which corresponds to 25% of target payout; target level of performance which provides 100% of target payout; and a maximum level of performance which provides a payout of 200% of target. Any payout between these financial performance goals is determined through straight line interpolation between the appropriate levels of performance. Consistent with our compensation philosophy, target annual incentive levels are established to generate Total Annual Cash compensation at competitive market median levels. Further, in 2013 we continued a policy that 50% of the approved threshold performance level for Combined In-force EBIT must be achieved before there can be any above-target payouts with respect to other financial and operational metrics. This policy limits incentive payments on non-income-related metrics when threshold operating earnings are not achieved by the enterprise.
Although we have a large net operating loss carry-forward, the Committee continues to administer the P4P and long-term incentive plans so that payments qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, the Committee does reserve the right to make awards that do not qualify as “performance-based compensation” under Section 162(m) to the extent it deems it advisable to do so.
Table 2 summarizes the 2013 financial metrics and weightings for our Named Executive Officers under the P4P plan.
Table 2 — Summary of 2013 P4P Metrics and Weightings for Named Executive Officers

Named Executive Officer	Metric – Weighting	Metric – Weighting	Metric – Weighting	Metric – Weighting	Metric – Weighting
Edward Bonach	Operating EPS – 50%	Combined In-force EBIT – 10%	Operating ROE – 20%	Combined Value of New Business − 20%
Frederick Crawford	Operating EPS – 50%	Combined In-force EBIT – 10%	Operating ROE – 20%	Combined Value of New Business − 20%
Scott Perry	Operating EPS – 35%	Combined In-force EBIT – 15%	Operating ROE – 15%	Combined Value of New Business − 35%
Eric Johnson	Operating EPS – 50%	GAAP Yield – 25%	GAAP Investment Income – 25%
Christopher Nickele	Operating EPS – 25%	Combined In-force EBIT – 10%	Operating ROE – 20%	Combined Value of New Business − 25%	OCB Operating EBIT – 20%

Table 3 provides a summary of 2013 performance targets and actual results for our Named Executive Officers under the P4P plan.
Table 3 — Summary of 2013 P4P Performance Targets and Actual Results for Named Executive Officers
Performance Targets

Metric	Threshold	Target	Maximum	2013 Actual Results
Corporate
Operating EPS	$0.85	$0.92	$1.03	$1.17
Combined In-force EBIT	$560.0 MM	$600.0 MM	$640.0 MM	$653.3 MM
Operating ROE	6.80%	7.10%	7.50%	8.73%
Combined Value of New Business	$70.0 MM	$75.0 MM	$82.5 MM	$77.9 MM
OCB
Operating EBIT	$10.0 MM	$20.0 MM	$30.0 MM	$25.5 MM
40|86 Advisors
GAAP Yield	5.86%	5.95%	6.18%	6.00%
GAAP Investment Income	$1,326.0 MM	$1,368.0 MM	$1,504.8 MM	$1,389.6 MM

Table 4 provides the threshold, target and maximum payouts for each of our Named Executive Officers under the P4P plan.
Table 4 — Summary of 2013 P4P Opportunities for Named Executive Officers

Named Executive Officer	Threshold Payout (as % of Salary)	Target Payout (as % of Salary)	Maximum Payout (as % of Salary)
Edward Bonach(1)	31.25%	125%	250%
Frederick Crawford	25%	100%	200%
Scott Perry	25%	100%	200%
Eric Johnson	25%	100%	200%
Christopher Nickele	25%	100%	200%

(1)
  Mr. Bonach’s P4P opportunity is higher to reflect competitive norms for the Chief Executive Officer position.
Table 5 sets forth the actual bonuses paid out for 2013 to the Named Executive Officers pursuant to our P4P plan.
Table 5 — 2013 P4P Target and Actual Bonuses

Named Executive Officer	Target Amount	Actual Amount
Edward Bonach	$1,223,959	$2,300,263
Frederick Crawford	563,750	1,058,113
Scott Perry	563,958	1,006,087
Eric Johnson	500,000	796,785
Christopher Nickele	387,790	680,824

Long-term Equity Incentives
Design and Strategy
The Committee uses long-term equity incentives to balance the short-term focus of the P4P program by tying rewards to performance achieved over multi-year periods. Under the Amended and Restated Long-Term Incentive Plan, the Committee may grant a variety of long-term incentive awards, including stock options, stock appreciation rights, restricted stock or restricted stock units, and performance shares or units, settled in cash or stock. We currently use stock options, performance shares, and a limited amount of restricted stock as our long-term compensation vehicles.
To focus executives’ efforts on longer-term results, we have historically granted awards of stock options that generally vest over three years, performance shares that vest at the end of a three-year period, and restricted stock that vest after no less than two years. Recent stock option grants vest in equal installments in the second and third years from the anniversary date of grant, and performance shares are measured over a three-year performance period at which time they will vest only if the financial goals have been achieved. Unless otherwise noted, grants to our Named Executive Officers have vesting schedules identical to those for other executives. To be eligible to vest in long-term equity incentive awards, employees must continue to work for us through the vesting dates or satisfy the definition of Retirement adopted in 2011.
Our current granting process involves developing long-term incentive grant values (by position level) for groups of executives, including our Named Executive Officers. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value, as well as other individual considerations. The Committee also assesses aggregate share usage and dilution levels in comparison to general industry norms. Through this method, the Committee believes it is mindful of total cost, grants awards that are competitive within the market, promotes internal equity and reinforces our philosophy of pay for performance.

The Committee reviews and approves individual grants for the Named Executive Officers as well as all stock options and performance share (P-Share) grants made to other executives under the purview of the Committee. Annual grants for all officers are reviewed and approved at the Committee’s scheduled meeting at approximately the same time each year. Stock options may be granted only with an exercise price at or above the closing market price of our common stock on the date of grant (Fair Market Value). Interim or off-cycle grants are reviewed and approved by the Committee as circumstances warrant. The Chief Executive Officer has been authorized by the Committee to utilize a designated number of shares each year to grant equity awards to non-Section 16 executives to attract, reward, motivate and/or retain such employees, as deemed appropriate by the CEO. Such awards are periodically reviewed by the Committee.
Equity Grants in 2013
The Committee established the annual target for all long-term equity incentive grants based on competitive market data. The approach was intended to deliver median Total Direct Compensation using a combination of stock options and P-Shares. In 2013, the Committee continued its practice of using a 15-day average of our stock price to calculate the number of shares granted to each executive and continued to use a Black-Scholes valuation model.
In 2013, the Committee granted a mix of stock options (67%) and P-Shares (33%). This mix of long-term equity incentives focuses solely on performance elements. The P-Shares awarded in 2013 are bifurcated and subject to meeting goals based on average Operating ROE (as defined below) and relative TSR for our comparator group over the course of the three-year performance period ending December 31, 2015 and have up-side opportunity of 150% of the target award. Dividends are paid on previously granted shares of restricted stock prior to vesting, and dividend equivalents are paid on P-Shares upon vesting.
Table 6 shows the annual equity awards granted to our Named Executive Officers in 2013.
Table 6 — 2013 Annual Equity Grants

	2013 Grant
Named Executive Officer	Stock Options	Performance Shares	Restricted Stock
Edward Bonach	271,900	84,200	—
Grant Date Fair Value:	$2,161,197	$874,838	$—
Frederick Crawford	103,300	32,000	—
Grant Date Fair Value:	$821,080	$332,480	$—
Scott Perry	97,800	30,300	—
Grant Date Fair Value:	$777,363	$314,817	$—
Eric Johnson	65,200	20,200	—
Grant Date Fair Value:	$518,242	$209,878	$—
Christopher Nickele(1)	65,200	20,200	13,800
Grant Date Fair Value:	$518,242	$209,878	$150,144

(1)
  Mr. Nickele was granted restricted stock in consideration of his compensation relative to market and for retention purposes.
Long-Term Incentive Program Performance for Awards Granted in 2011, 2012 and 2013
2011–2013 P-Share Performance
P-Share vesting for the 2011–2013 grant was based on the achievement of three-year average Pre-Tax Operating Income over the performance period. We believed that increased Pre-Tax Operating Income was a good measure of fundamental operating improvement in our Company that would drive shareholder value. For the 2011–2013 grant, we intended to deliver compensation at the 50th percentile of the relevant comparator group at target performance. At the end of the performance period (December 31, 2013), the Company achieved a three-year average Pre-Tax Operating Income of $390.8 million, above the maximum performance target. Accordingly, 150% of P-Shares vested from this grant.
Table 7 shows actual P-Share vestings for Named Executive Officers related to the 2011-2013 award.
Table 7 — 2011–2013 P-Share Award Vesting for Named Executive Officers in 2013

Named Executive Officer	P-Shares Granted for 2011–2013 Grant	P-Share Opportunity Earned	P-Shares Vested for 2011–2013 Grant
Edward Bonach	31,600	150%	47,400
Frederick Crawford(1)	—	—	—
Scott Perry	27,600	150%	41,400
Eric Johnson	27,600	150%	41,400
Christopher Nickele	23,600	150%	35,400

(1)
  2011–2013 P-Share awards were granted prior to Mr. Crawford joining CNO.
2012–2014 and 2013–2015 P-Share Performance Metrics and Targets
The 2012–2014 grant was bifurcated between three year average Pre-Tax Operating Income, with a $400.0 million target, and relative TSR for our comparator group, targeting the 50th percentile for target performance.
The 2013–2015 grant was bifurcated between three year average Operating ROE, with an 8.25% target, and relative TSR for our comparator group, targeting the 50th percentile for target performance.
Adding relative Total Shareholder Return to the 2012–2014 and 2013–2015 grants provides an incentive to CNO executives to deliver shareholder value by outperforming our peers. The Company’s relative TSR will be ranked for the 2012–2014 performance period against the following TSR performance peers, derived from common industry companies and those companies with competing products:
TSR Performance Peers

Aflac, Inc.	Principal Financial Group, Inc.
American Financial Group, Inc.	Protective Life Corporation
Assurant, Inc.	Prudential Financial, Inc.
Cincinnati Financial Corporation	Reinsurance Group of America Incorporated
Genworth Financial, Inc.	StanCorp Financial Group, Inc.
Kemper Corporation	Torchmark Corporation
Metlife, Inc.	Universal American Corp.
Phoenix Companies, Inc.	Unum Group

The Company’s relative TSR will be ranked for the 2013–2015 performance period against the same TSR performance peers as above, with the addition of Lincoln National Corporation.

Table 8 shows the opportunities for Named Executive Officers related to P-Share vesting, depending on the level of performance achieved in relation to the associated grant metrics.
Table 8 — P-Share Opportunities for Named Executive Officers

Named Executive Officer	Threshold (as % of Granted P-Shares)	Target (as % of Granted P-Shares)	Maximum (as % of Granted P-Shares)
Edward Bonach	25%	100%	150%
Frederick Crawford	25%	100%	150%
Scott Perry	25%	100%	150%
Eric Johnson	25%	100%	150%
Christopher Nickele	25%	100%	150%

Benefits
Our Named Executive Officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees. These include our health and welfare benefits, such as our medical/dental plans, disability plans and life insurance. We do not offer any supplemental executive health and welfare programs. Executives may also participate in our 401(k) Plan. The Company also has a non-qualified deferred compensation plan. This plan is primarily intended as a “restoration” plan, giving participants the ability to defer their own compensation above the Internal Revenue Service limits imposed on the 401(k) Plan. At present, we do not make annual contributions to the non-qualified deferred compensation plan in addition to the amounts contributed by our executives.
Compensation of Chief Executive Officer
Mr. Bonach’s base salary, target incentive, and equity compensation awards for fiscal 2013 were determined in accordance with the compensation philosophy described above, including the policy of targeting our compensation within our “competitive market” as described above. In setting his salary, target incentive and equity compensation, the Committee relied on market competitive pay data and the strong belief in the necessity of appropriately incentivizing the Chief Executive Officer who significantly and directly influences our overall performance.
Based on the less than competitive placement of his base salary relative to his peers in the market, Mr. Bonach received a base salary increase from $875,000 to $1,000,000 in 2013. No change to his target annual incentive percentage occurred in 2013. Through the delivery of equity, the Committee strengthened the alignment of Mr. Bonach’s compensation with the interests of our shareholders.
Based on the achievement of Operating EPS at $1.17 per share, Combined EBIT of $653.3 million, Operating ROE of 8.7% and Combined VNB of $77.9 million, Mr. Bonach’s incentive payment for 2013 was $2,300,263. In addition, the Board awarded Mr. Bonach an annual equity grant in recognition for his performance and leadership in delivering on our business objectives and strengthening our capital position.
Additional Information
Stock Ownership Guidelines
In May 2011 the Committee adopted Stock Ownership Guidelines for our Chief Executive Officer and the executives who report to him. The Guidelines further align management’s interests with those of our shareholders and provides a continuing incentive for management to focus on long-term growth. The individuals covered by the guidelines have until the fifth anniversary of their adoption (or the fifth anniversary of the date of the executive’s appointment to the covered position, whichever is later) to meet those guidelines. Until such time as the individual meets the guidelines, he or she shall retain ownership of not less than one-half of the net shares of common stock received, after payment of applicable taxes, upon the vesting or exercise, as applicable, of any equity award under the company’s Long-Term Incentive Plan or any other similar plan adopted by the Company.

Table 9 shows that our Named Executive Officers are in compliance with these guidelines.
Table 9 — Stock Ownership Guidelines and Compliance

Named Executive Officer	Stock Ownership Guideline as a Multiple of Base Salary	2013 Compliance with Stock Ownership Guidelines?
Edward Bonach	5x	Yes
Frederick Crawford	2x	Yes
Scott Perry	2x	Yes
Eric Johnson	2x	Yes
Christopher Nickele	2x	Yes

Stock ownership for the purpose of these guidelines includes direct ownership, indirect beneficial ownership (such as shares owned by immediate family or trusts), pre-tax unvested restricted stock and vested but unexercised “in-the-money” stock options. The Committee reviews adherence to these guidelines each year.
Prohibition against Trading in Derivatives
It violates our policy for any senior personnel to purchase, sell or engage in any other transaction involving any derivative securities or hedging related to any of our equity securities. This prohibition does not, however, apply to any exercise of our stock options pursuant to our Amended and Restated Long-Term Incentive Plan or any other benefit plans that we may adopt from time to time, any sale of our stock in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option.
Clawback Rights
Our Amended and Restated Long-Term Incentive Plan contains a clawback provision relating to our long-term equity awards: stock options, P-Shares and restricted stock. Under this clawback provision, if our financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, direct the recovery of all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover awards from one or more executives: (1) seek repayment from the executive; (2) reduce the amount that would otherwise be payable to the executive under another benefit plan; (3) withhold future equity grants, bonus awards, or salary increases; or (4) take any combination of these actions.
Our Pay for Performance (P4P) Plan contains recapture rights of any incentive amount paid or vested in the event that the Committee determines that the achievement of performance goals was based on incorrect data.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Committee considers the various tax and accounting implications of our compensation vehicles.
When determining amounts of long-term equity incentive grants to executives and employees, the Committee considers the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge that is reflected in our financial statements.
Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next three highest compensated officers excluding the Chief Financial Officer. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

However, the Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the Chief Executive Officer’s base salary) that result in compensation expense that is not fully deductible under Section 162(m). Despite our large net operating loss carry-forward, the Committee continues to administer our incentive plans so that payments qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.
Termination and Change in Control Arrangements
Under the terms of award agreements under our equity-based compensation plans and under our employment agreements, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment for various reasons. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in the section entitled “Potential Payments upon Termination or Change in Control” on page 39. The terms of these arrangements were set through the course of employment agreement negotiations with each of the Named Executive Officers, with an emphasis on internal consistency. In addition, as part of these negotiations, the Committee also analyzed the terms of the same or similar arrangements for comparable executives employed by companies similar to our own.
The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns when the Named Executive Officers were recruited. Providing those individuals with a fixed amount of compensation offset the potential risk of leaving their prior employer or foregoing other opportunities in order to work for us. At the time of entering into these arrangements, the Committee considered our aggregate potential obligations in the context of the desirability of hiring the individual and the expected compensation upon joining us.
Compensation Committee Report
The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the Committee’s review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent directors, who comprise the Committee:
Frederick J. Sievert, Chair
Ellyn L. Brown
Michael T. Tokarz
John G. Turner

Summary Compensation Table for 2013
The following Summary Compensation Table sets forth compensation paid to (i) our chief executive officer, (ii) our chief financial officer and (iii) the other three most highly compensated individuals who served as executive officers of CNO as of December 31, 2013 (collectively, the “Named Executive Officers”) for services rendered during 2013, 2012 and 2011.
SUMMARY COMPENSATION TABLE FOR 2013

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Edward Bonach (6) Chief Executive Officer	2013	$979,167	$—	$874,838	$2,161,197	$2,300,263	$26,788	$6,342,253
	2012	862,500	—	992,454	1,195,446	1,825,000	35,011	4,910,411
	2011	601,099	—	1,365,276	541,943	1,043,276	9,375	3,560,969
Frederick Crawford (7) Chief Executive Officer	2013	563,750	—	332,480	821,080	1,058,113	51,547	2,826,970
	2012	510,513	450,000	1,590,720	788,005	902,525	181,892	4,423,655
Scott Perry (8) Chief Business Officer	2013	563,958	—	314,817	777,363	1,006,087	35,604	2,697,829
	2012	546,875	—	441,258	531,309	883,509	33,935	2,436,886
	2011	492,929	—	1,008,726	471,576	798,160	21,208	2,792,599
Eric Johnson President, 40|86 Advisors Inc.	2013	500,000	—	209,878	518,242	796,785	5,736	2,030,641
	2012	500,000	—	331,320	398,482	771,800	10,634	2,012,236
	2011	500,000	—	407,376	471,576	857,562	966	2,237,480
Christopher J. Nickele President, Other CNO Business EVP, Product Management	2013	387,790	—	360,022	518,242	680,824	16,420	1,963,298
	2012	372,817	—	358,428	431,833	489,849	18,027	1,670,954
	2011	358,750	—	348,336	404,046	569,645	8,396	1,689,173

(1)
  The amount shown in this column is a bonus payment specified by the terms of the individual’s employment agreement. Amounts paid under the Company’s Pay for Performance Incentive Plan are included in the column “Non-Equity Incentive Plan Compensation.”
(2)
  This column represents the aggregate grant date fair value of restricted stock and performance share awards, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. Fair value is calculated using the closing price of CNO common stock on the date of grant. For additional information, see Note 9 to the CNO financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in 2013. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers. The amounts in this column for 2013 include the grant date value of performance share awards based on the targeted amounts for each of the Named Executive Officers. Under the terms of those performance share awards, the officers are entitled to receive 150% of the targeted number of shares if the Company equals or exceeds the maximum levels set forth in those awards. If the maximum levels are achieved for the performance share awards made in 2013, the aggregate grant date value of the awards shown in this column would be as follows: Mr. Bonach, $1,312,257; Mr. Crawford, $498,720; Mr. Perry, $472,226; Mr. Johnson, $314,817; and Mr. Nickele, $464,961.
(3)
  This column represents the aggregate grant date fair value of stock options granted to each of the Named Executive Officers, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2013 grants, refer to Note 9 of the CNO financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2013, refer to the note on stockholders’ equity and stock-related information to the CNO financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2013. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(4)
  This column represents the dollar amount of payments made after year end to the Named Executive Officers based on performance for the specified year with respect to the targets established under the Company’s Pay for Performance (P4P) Incentive Plan.
(5)
  For 2013, the amounts reported in this column represent the amounts paid for: (i) group life insurance premiums, (ii) Company contributions to the 401(k) Plan, (iii) dividends paid on unvested shares of restricted common stock and dividend equivalents accrued on unvested performance share awards, (iv) relocation, (v) spousal travel, and (vi) amounts paid as reimbursement for taxes paid on amounts related to (iv) and (v).
The table below shows such amounts for 2013 for each named executive officer:

Name	Group Life Insurance Premiums	401(k) Plan Contributions	Dividends	Relocation	Spousal Travel	Tax Reimbursement
Edward Bonach	$1,806	$7,650	$17,332	$—	$—	$—
Frederick Crawford	966	7,650	20,160	12,449	—	10,322
Scott Perry	966	7,650	11,459	—	8,345	7,184
Eric Johnson	966	—	4,770	—	—	—
Christopher Nickele	1,744	7,650	7,026	—	—	—

(6)
  Mr. Bonach became Chief Executive Officer on October 1, 2011. He previously served as Chief Financial Officer.
(7)
  Mr. Crawford became Chief Financial Officer on January 23, 2012. The amounts shown for Mr. Crawford in 2012 include the following amounts paid pursuant to the terms of his employment agreement: (i) a signing bonus of $450,000, which was subject to forfeiture if Mr. Crawford terminated his employment in the first year; (ii) an award of 160,000 shares of restricted stock, two-thirds of which vested on December 30, 2013 and one-third of which shall vest on December 30, 2014 (which had a grant date fair value of $1,108,800); (iii) a grant of options to purchase 36,000 shares of common stock, one-half of which vested on December 30, 2013 and one-half of which vests on December 30, 2014, with an expiration date of December 30, 2018 (which had a grant date fair value of $207,245); and (iv) a contribution by the Company to Mr. Crawford’s account under the Company’s deferred compensation plan of $150,000, such contribution to vest on the third anniversary of his employment with the Company.
(8)
  Mr. Perry was promoted to his current position on July 6, 2011 and also served as President of Bankers Life and Casualty Company until September 2013.
Grants of Plan-Based Awards in 2013
The following table shows certain information concerning grants of plan-based awards in 2013 to the Named Executive Officers.
GRANTS OF PLAN-BASED AWARDS IN 2013

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts (in Shares of Common Stock) Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Edward Bonach		$305,990	$1,223,959	$2,447,918
	2-27-13								271,900	$10.88	$2,161,197
	2-27-13				21,050	84,200	126,300				874,838
Frederick Crawford		140,938	563,750	1,127,500
	2-27-13								103,300	10.88	821,080
	2-27-13				8,000	32,000	48,000				332,480
Scott Perry		140,900	563,598	1,127,196
	2-27-13								97,800	10.88	777,363
	2-27-13				7,575	30,300	45,450				314,817

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts (in Shares of Common Stock) Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Eric Johnson		$125,000	$500,000	$1,000,000
	2-27-13								65,200	$10.88	$518,242
	2-27-13				5,050	20,200	30,300				209,878
Christopher Nickele		96,948	387,790	775,580
	2-27-13							13,800			150,144
	2-27-13								65,200	10.88	518,242
	2-27-13				5,050	20,200	30,300				209,878

(1)
  These amounts represent the threshold, target and maximum amounts that would have been payable for 2013 if the corresponding performance-based metrics under the CNO Pay for Performance Incentive Plan had been achieved. The amounts paid for 2013 performance under the Pay for Performance Incentive Plan are listed in the Summary Compensation Table on page 32 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.”
(2)
  These amounts represent the threshold, target and maximum number of shares that the Named Executive Officers can receive under the terms of the performance share awards made in 2013. See footnote (3) to the “Outstanding Equity Awards at 2013 Fiscal Year-End” table below for additional information regarding the 2013 performance share awards.
(3)
  The amount in this column represent the number of shares of restricted stock that were awarded to the Named Executive Officer during 2013 under the Amended and Restated Long-Term Incentive Plan.
(4)
  The amounts in this column represent the number of stock options granted to the Named Executive Officers during 2013 under the Amended and Restated Long-Term Incentive Plan.
(5)
  The exercise price equals the closing sales price of CNO common stock on the New York Stock Exchange on the date of grant.
(6)
  The values included in this column represent the grant date fair value of restricted stock, performance share and option awards computed in accordance with ASC 718. The value is calculated using the closing sales price on the New York Stock Exchange on the date of grant. A description of the assumptions used in calculating these values may be found in Note 9 to the CNO financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC.
Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2013 Table
Employment Agreements
Chief Executive Officer.   We entered into an amended and restated employment agreement with Mr. Bonach, effective October 1, 2011, pursuant to which he serves as our Chief Executive Officer, for a term ending on October 1, 2014. The amended agreement provides for an annual base salary (currently $1,000,000), with increases from time to time based on his performance, and provides for an annual performance-based target bonus of 125% of base salary, with a maximum of 200% of his target bonus. As described more fully in “Potential Payments upon Termination or Change in Control,” if Mr. Bonach’s employment is terminated by us without “Cause” or if he resigns “With Reason” (as defined in his employment agreement), or his employment is terminated by reason of his death or “Disability” (as defined in his employment agreement), Mr. Bonach would be entitled to receive specified additional benefits. Mr. Bonach is subject to a non-solicitation and non-competition clause throughout the term of his agreement and for one year thereafter.
Chief Financial Officer.   In connection with his hiring, we entered into an employment agreement with Mr. Crawford, effective January 23, 2012, pursuant to which he serves as Executive Vice President and Chief Financial Officer, for a term ending on January 23, 2015. His employment agreement provides for an annual base salary (currently $579,500), with increases from time to time based on his performance, and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. As described more fully in “Potential Payments upon Termination or Change in Control,” if Mr. Crawford’s employment is terminated by us without “Cause” or if he resigns “With Reason” (as defined in his employment agreement), or his employment is terminated by reason of his death or “Disability” (as defined in his employment agreement), Mr. Crawford would be entitled to receive specified additional benefits. Mr. Crawford is subject to a non-solicitation clause throughout the term of his agreement and for one year thereafter.
Chief Business Officer.   We entered into an employment agreement with Mr. Perry, effective July 6, 2011, pursuant to which he serves as Chief Business Officer, for a term ending on July 6, 2014. His employment agreement provides for an annual base salary (currently $575,000), with increases from time to time based on his performance, and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. As described more fully in “Potential Payments upon Termination or Change in Control,” if Mr. Perry’s employment is terminated by us without “Cause” or if he resigns “With Reason” (as defined in his employment agreement), or his employment is terminated by reason of his death or “Disability” (as defined in his employment agreement), Mr. Perry would be entitled to receive specified additional benefits. Mr. Perry is subject to a non-solicitation and non-competition clause throughout the term of his agreement and for one year thereafter.
President, 40|86 Advisors, Inc.   40|86 Advisors, Inc., our wholly-owned investment management subsidiary that manages the investment portfolios of our insurance subsidiaries, entered into an employment agreement with Mr. Johnson, effective September 24, 2013, pursuant to which he serves as president of 40|86 Advisors, for a term ending on September 30, 2016. His employment agreement provides for an annual base salary (currently $500,000), with increases from time to time based on his performance, and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. As described more fully in “Potential Payments upon Termination or Change in Control,” if Mr. Johnson’s employment is terminated by us without “Cause” or if he resigns “With Reason” (as defined in his employment agreement), or his employment is terminated by reason of his death or “Disability” (as defined in his employment agreement), Mr. Johnson would be entitled to receive specified additional benefits. Mr. Johnson is subject to a non-solicitation clause throughout the term of his agreement and for one year thereafter.
President, Other CNO Business.   Effective November 1, 2011, Mr. Nickele entered into an amended employment agreement pursuant to which he serves as President, Other CNO Business and as Executive Vice President, Product Management, for a term that expires on October 31, 2014. The amended employment agreement provided for an annual salary (currently $400,000), with increases from time to time based on his performance) and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. As described more fully in “Potential Payments upon Termination or Change in Control,” if Mr. Nickele’s employment is terminated by us without “Cause” or if he resigns “With Reason” (as defined in his employment agreement), or his employment is terminated by reason of his death or “Disability” (as defined in his employment agreement), Mr. Nickele would be entitled to receive specified additional benefits. Mr. Nickele is subject to a non-solicitation clause throughout the term of the agreement and for one year thereafter.
Terms of Equity-Based Awards
Vesting Schedule
Unless otherwise provided in the footnote disclosure to the table of Outstanding Equity Awards at 2013 Fiscal Year-End on pages 36–38 of this Proxy Statement, one-half of each option award vests on the 38 of this Proxy Statement, one-half of each option award vests on the second anniversary of the date of grant and the other one-half vests on the third anniversary of the date of grant. Options granted in 2006 and prior years expire ten years from the date of grant; options granted in 2007-2009 expire five years from the date of grant; and options granted in 2010 and subsequent years expire seven years from the date of grant.
Annual awards of restricted stock vest in three equal annual installments beginning one year after the grant, subject to continued service through the vesting dates. The vesting schedule for special awards of restricted stock is generally over a period of two or three years. For the special retention awards of restricted stock made to Mr. Bonach and Mr. Perry in January 2011, one-half of the award vested in December 2012 and the other one-half vested in December 2013. Performance share awards are measured over a three-year performance period at which time they will vest only if the financial goals have been achieved, subject to continued service through the vesting dates. Unless otherwise noted, grants to the Named Executive Officers have vesting schedules identical to other officers.
Forfeiture and Post-Employment Treatment
Holders of stock options generally have 90 days after termination of employment to exercise options to the extent they were vested on the date of termination. Unvested restricted stock and performance shares are generally forfeited upon termination of employment except upon retirement. Awards outstanding under the Company’s Amended and Restated Long-Term Incentive Plan will be treated as follows upon an individual’s retirement: (i) outstanding stock options will continue to vest on the original vesting schedule and the retiree may exercise the options until the earlier of the expiration date for such options or five years after the date of retirement; (ii) any unvested restricted stock will continue to vest after retirement on the same vesting schedule as if the individual had remained employed by CNO; and (iii) a pro rata portion of any performance shares will vest and will be payable to the extent the performance criteria are met at the same time as others receive payments under such performance share award. For the purpose of the Amended and Restated Long-Term Incentive Plan, “retirement” means voluntary termination of employment after achieving either 62 years of age, or 60 years of age with at least 10 years of employment with the Company.
Option Exercise Price
Options granted under the Company’s Amended and Restated Long-Term Incentive Plan have an exercise price equal to the closing price on the date of grant.
Dividends
Holders of unvested restricted stock are entitled to receive any cash dividends at the same times and in the same amounts per share as holders of the Company’s common stock. Such payments are taxed as compensation income to the holders of restricted stock. Holders of performance share awards are entitled to dividend equivalents on any performance shares that vest. Such dividend equivalents are payable in cash at the time of vesting of the performance shares to the extent that cash dividends are paid on the common stock underlying the performance shares after the award date and prior to the issuance of shares upon vesting. The Company began paying dividends on its common stock in the second quarter of 2012.
Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2013.
OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

							STOCK AWARDS
			OPTION AWARDS				Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (1)
Edward Bonach	3-18-10		109,500	—	$6.45	3-18-17	—	$—	—	$—
	3-8-11	(5)	47,750	47,750	7.38	3-8-18	10,532	186,311	—	—
	2-28-12	(6)	—	207,900	7.51	2-28-19	43,933	777,175	98,850	1,748,657
	2-27-13	(7)	—	271,900	10.88	2-27-20	—	—	126,300	2,234,247
Fred Crawford	1-23-12	(8)	—	—	—	—	53,333	943,461	—	—
	2-28-12	(6)	—	101,000	7.51	2-28-19	21,333	377,381	48,000	849,120
	2-28-12	(9)	18,000	18,000	7.51	12-30-18	—	—	—	—
	2-27-13	(7)	—	103,300	10.88	2-27-20	—	—	48,000	849,120

							STOCK AWARDS
			OPTION AWARDS				Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (1)
Scott Perry	6-1-04		18,000	—	$21.00	6-1-14	—	$—	—	$—
	6-27-05		25,000	—	21.67	6-27-15	—	—	—	—
	6-30-06		45,000	—	23.10	6-30-16	—	—	—	—
	3-18-10		104,900	—	6.45	3-18-17	—	—	—	—
	3-8-11	(5)	41,550	41,550	7.38	3-8-18	9,200	162,748	—	—
	2-28-12	(6)	—	92,400	7.51	2-28-19	19,533	345,539	43,950	777,476
	2-27-13	(7)	—	97,800	10.88	2-27-20	—	—	45,450	804,011
Eric Johnson	6-1-04		150,000	—	21.00	6-1-14	—	—	—	—
	4-2-09		43,500	—	1.13	4-2-14	—	—	—	—
	5-12-09		125,000	—	3.05	5-12-14	—	—	—	—
	3-18-10		70,000	—	6.45	3-18-17	—	—	—	—
	3-8-11	(5)	41,550	41,550	7.38	3-8-18	9,200	162,748	—	—
	2-28-12	(6)	—	69,300	7.51	2-28-19	14,666	259,442	33,000	583,770
	2-27-13	(7)	—	65,200	10.88	2-27-20	—	—	30,300	536,007
Christopher Nickele	10-19-05		35,000	—	20.37	10-19-15	—	—	—	—
	6-30-06		15,000	—	23.10	6-30-16	—	—	—	—
	3-8-11	(5)	35,600	35,600	7.38	3-8-18	7,866	139,150	—	—
	2-28-12	(6)	—	75,100	7.51	2-28-19	15,866	280,670	35,700	631,533
	2-27-13	(7)	—	65,200	10.88	2-27-20	13,800	244,122	30,300	536,007

(1)
  All options in this table that were granted in 2006 or prior years have a 10 year expiration date, while options granted in 2007–2009 have a five year expiration date and options granted in 2010–2013 have a seven year expiration date. All options are subject to acceleration for certain events.
(2)
  Based on the closing sales price of CNO common stock on December 31, 2013 ($17.69).
(3)
  In accordance with SEC rules, the amounts included in this column represent the number of shares of CNO common stock to which the Named Executive Officer will be entitled if the Company achieves the maximum performance level with respect to the performance share awards made in 2012 and 2013. For the 2012 performance share award, one-half of the award is based on the Company’s three-year average pre-tax operating earnings, with a target of $400.0 million, and the other half is based on relative total shareholder return for a comparator group, targeting the 50th percentile. For purposes of this award, “pre-tax operating earnings” is defined as pre-tax income before (i) gain or loss on extinguishment or modification of debt; (ii) net realized investment gains or losses, net of amortization; (iii) discontinued operations; (iv) the cumulative effect of changes in accounting principles; (v) dividends on preferred stock; and (vi) unusual income or expense items that are unlikely to recur as determined by the Human Resources and Compensation Committee. For the 2013 performance share award, one-half of the award is based on the Company’s three-year average operating return on equity, with a target of 8.25%, and the other half is based on relative total shareholder return for a comparator group, targeting the 50th percentile.
(4)
  The dollar amounts in this column equal the number of maximum level performance shares, calculated as described in footnote (3) above, multiplied by the closing sales price of CNO common stock on December 31, 2013 ($17.69).
(5)
  One-half of these options vested on March 8, 2013 and the balance vested on March 8, 2014. The remaining shares from this restricted stock award vested on March 8, 2014.
(6)
  One-half of these options vested on February 28, 2014 and the balance vests on February 28, 2015. This restricted stock award vests in three equal annual installments commencing March 25, 2013.

(7)
  One-half of these options vests on February 27, 2015 and the balance vests on February 27, 2016. In addition, the restricted stock award for Mr. Nickele vests in three equal annual installments commencing March 25, 2014.
(8)
  The remaining shares from this restricted stock award vest on December 30, 2014.
(9)
  One-half of these options vested on December 30, 2013 and the balance vests on December 30, 2014.
Option Exercises and Stock Vested in 2013
The following table provides information, for the Named Executive Officers, concerning (i) stock option exercises during 2013 and the value realized upon exercise (before payment of any applicable withholding tax) and (ii) the number of shares acquired upon the vesting of restricted stock awards in 2013 and performance share awards (for the 2011–2013 performance period) and the value realized upon vesting (before payment of any applicable withholding tax).
OPTION EXERCISES AND STOCK VESTED IN 2013

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward Bonach	175,000	$890,638	164,801	$2,636,861
Frederick Crawford	—	—	117,334	1,992,436
Scott Perry	80,000	63,403	121,200	1,954,346
Eric Johnson	50,000	48,209	66,934	1,044,188
Christopher Nickele	140,100	865,997	60,101	925,865

Nonqualified Deferred Compensation in 2013
The following table shows certain information concerning nonqualified deferred compensation activity in 2013 for our Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION IN 2013

Name	Executive Contributions in 2013	CNO Contributions in 2013	Aggregate Earnings (Loss) in 2013(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/13(2)
Edward Bonach	—	—	$34,992	$239,478	$138,935
Frederick Crawford(3)	—	—	40,364	—	202,408
Scott Perry	—	—	161	—	4,190
Eric Johnson	—	—	—	—	—
Christopher Nickele	—	—	—	—	—

(1)
  Amounts in this column are not required to be included in the Summary Compensation Table on page 32 of this Proxy Statement.
(2)
  Amounts included in this column reflect the following amounts contributed under the deferred compensation plan by or on behalf of the Named Executive Officers, which amounts were in each case included in the summary compensation table for the year(s) to which the compensation relates: Mr. Bonach, $104,328; Mr. Crawford, $150,000; and Mr. Perry, $0. The amount for Mr. Perry in this column includes his balance in a separate deferred compensation plan for certain field managers of Bankers Life and Casualty Company, to which no further contributions are being made.
(3)
  Pursuant to the terms of his employment agreement, the Company made a contribution of $150,000 to Mr. Crawford’s account under the Deferred Compensation Plan in 2012. This amount will vest on January 23, 2016 if Mr. Crawford remains employed by the Company through that date.

The 2013 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make matching contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of deferral.
Potential Payments Upon Termination or Change in Control
Each of the Named Executive Officers listed below would be entitled to certain payments upon termination of employment arising under (i) benefit plans covering all employees such as group life insurance coverage, (ii) agreements covering awards made under the Company’s Long-Term Incentive Plan and (iii) the terms of an employment agreement between the Named Executive Officer and the Company or one of its subsidiaries. See “Termination and Change in Control Arrangements” on page 31 of this proxy statement for additional information regarding these arrangements. The following table estimates the amounts that would have been payable to the Named Executive Officers upon termination of employment under each of the identified circumstances as of December 31, 2013:

Name	Voluntary or For Cause Termination	Disability	Death	Without Cause or With Good Reason	Involuntary or Good Reason Termination upon or within 2 years after Change In Control
Edward Bonach(1)	—	$1,223,959	$1,623,959	$4,568,450	$13,534,521
Frederick Crawford(2).	—	563,750	963,750	2,191,113	6,276,350
Scott Perry(3)	—	563,958	963,958	2,139,087	5,490,026
Eric Johnson(4)	—	500,000	900,000	1,796,785	4,425,526
Christopher Nickele(5)	—	387,790	787,790	1,461,408	4,295,983

(1)
  For Mr. Bonach, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, a pro rata portion of his target annual bonus ($1,223,959 as of December 31, 2013); (ii) upon death, an amount equal to his target annual bonus (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without “Just Cause” or “With Reason” (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($2,300,263 for 2013) plus an amount equal to the sum of his target bonus and annual salary plus continued participation for up to 12 months for Mr. Bonach and his family in all medical, health and life insurance plans at the same benefit level at which he and his family were participating on the date of his termination (the amount in the table includes $18,187 for 12 months of such benefits); and (iv) upon an involuntary termination or a termination by Mr. Bonach With Reason upon or within two years after a change in control, an amount equal to the pro rata portion of his actual bonus for the year of termination plus two times the sum of his salary and target bonus plus continued participation for up to 24 months for Mr. Bonach and his family in all medical, health and life insurance plans at the same benefit level at which he and his family were participating on the date of his termination (the amount in the table includes $36,374 for 24 months of such benefits). In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Bonach includes the value as of December 31, 2013 of the accelerated vesting of options ($4,460,364), restricted stock ($963,486) and target performance shares ($1,274,034).
(2)
  For Mr. Crawford, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, a pro rata portion of his target annual bonus ($563,750 as of December 31, 2013); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without “Just Cause” or “With Reason” (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($1,058,113 for 2013) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Crawford With Reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Crawford includes the value as of December 31, 2013 of the accelerated vesting of options ($1,914,893), restricted stock ($1,320,842) and target performance shares ($566,252).
(3)
  For Mr. Perry, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, a pro rata portion of his target annual bonus ($563,958 as of December 31, 2013); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without “Just Cause” or “With Reason” (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($1,006,087 for 2013) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Perry With Reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Perry includes the value as of December 31, 2013 of the accelerated vesting of options ($2,035,031), restricted stock ($508,287) and target performance shares ($524,371).
(4)
  For Mr. Johnson, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, a pro rata portion of his target annual bonus ($500,000 as of December 31, 2013); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without “Just Cause” or “With Reason” (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($796,785 for 2013) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Johnson With Reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Johnson includes the value as of December 31, 2013 of the accelerated vesting of options ($1,577,867), restricted stock ($422,190) and target performance shares ($378,684).
(5)
  For Mr. Nickele, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, a pro rata portion of his target annual bonus ($387,790 as of December 31, 2013); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without “Just Cause” or “With Reason” (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($680,824 for 2013) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Nickele With Reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Nickele includes the value as of December 31, 2013 of the accelerated vesting of options ($1,575,566), restricted stock ($663,942) and target performance shares ($399,921).

PROPOSAL 2
REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
On March 31, 2009, the Board of Directors unanimously approved the Amended and Restated Long-Term Incentive Plan (the “Plan”). The Plan was approved by the shareholders of the Company at the 2009 Annual Meeting.
In order to satisfy the requirements of Section 162(m) of the Internal Revenue Code with respect to certain performance awards that may be granted under the Plan, the Company is seeking shareholder reapproval of the material terms of the performance goals that may be utilized for purposes of determining performance awards that may be granted under the Plan. The material terms include the employees eligible under the Plan, the business criteria on which performance goals are based, and the maximum amount of compensation payable under the Plan to any one employee during a specified period.
We are not seeking to make any changes with respect to the material terms of the performance goals or any other terms of the Plan at this time; however, in order to ensure tax deductibility, in accordance with regulations under Section 162(m) of the Internal Revenue Code, we are seeking reapproval of the material terms of the performance goals under the Plan. The material terms of the performance goals under the Plan are described below under “Performance-Based Awards.”
Summary Description of the Plan
Shares Available. The number of shares that may be issued under the Plan (from the date of its initial adoption) is 25,846,268 shares of common stock, subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of the Company. Shares used for awards assumed in an acquisition do not count against the shares reserved under the Plan.
The issuance of shares pursuant to an award will reduce the total number of shares available under the Plan except that each full-value share awarded and distributed will reduce the total number of shares available under the Plan by 1.25 shares. Also, the full number of shares of common stock subject to an option or SAR will count against the number of shares remaining available for issuance pursuant to awards granted under the plan, even if fewer shares are actually delivered to a participant as a result of a net settlement. Further, any shares tendered or withheld to satisfy the exercise price or tax withholding obligations of an outstanding award shall no longer be available for issuance under the plan. Notwithstanding, shares will remain available for new awards if an award is cancelled, expired, forfeited, settled in cash, or otherwise terminated without delivery of the shares. Shares delivered under the Plan may be either newly issued or treasury shares.
Per-Person Award Limitations. The Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the Plan relating to more than his or her “Annual Limit”. The Annual Limit equals 1,000,000 shares, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the Plan limits performance Awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $4 million. The per-person limit for cash-denominated performance Awards does not operate to limit the amount of share-based Awards, and vice versa. These limits apply only to awards under the Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the Plan.
Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock. The Company is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of participants with respect to such awards. The Compensation Committee may adjust performance conditions and other terms of Awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to Awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).
Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted Awards under the Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted Awards, but such prospective grantee may not receive any payment or exercise any right relating to the Award until he or she has commenced employment or the providing of services.
Administration. The Plan is administered by the Compensation Committee, except that the Board may itself act to administer the Plan. (References to the “Compensation Committee” here mean the Compensation Committee or the full Board exercising authority with respect to a given Award.) Subject to the terms and conditions of the Plan, the Compensation Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan. Nothing in the Plan precludes the Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The Plan provides that members of the Compensation Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.
Stock Options and SARs. The Compensation Committee is authorized to grant stock options, including both qualified ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Compensation Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Compensation Committee may determine. This may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. The Compensation Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee. SARs may be exercisable for shares or for cash, as determined by the Compensation Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Code Section 409A (“Section 409A”). Alternatively, such awards and cash SARs may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A. The Compensation Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.
Restricted and Deferred Stock/Restricted Stock Units. The Compensation Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Compensation Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Compensation Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Compensation Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Compensation Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Compensation Committee.
Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Compensation Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.
Performance-Based Awards. The Compensation Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settled, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. If so determined by the Compensation Committee, to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:
•
  Gross or net revenue, premiums collected, new annualized premiums, and investment income;
•
  Any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders;
•
  Operating earnings per common share (either basic or diluted);
•
  Return on assets, return on investment, return on capital, return on equity, or return on tangible equity;
•
  Economic value created including the value of new business;
•
  Operating margin or profit margin;
•
  Net interest margin;
•
  Asset quality;
•
  Stock price or total stockholder return; and
•
  Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, rate increase actions, geographic business expansion goals, cost targets (including cost of capital), investment portfolio yield, risk-based capital, statutory capital, Best Capital Adequacy Ratio, tax net operating loss utilization, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Compensation Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Compensation Committee for comparison. The Compensation Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Compensation Committee.
The Committee may provide in any performance award that any evaluation of performance shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or regulatory claims, judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges.
Annual Incentive Awards. One type of performance award that may be granted under the Plan is annual incentive awards that may be settled in cash or in shares upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The Compensation Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to named executive officers are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described above will have to be achieved. The Compensation Committee may specify additional requirements for the earning of such awards.
Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option subject to compliance with Code Section 409A, in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Compensation Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Plan. The Compensation Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning or other limited transfers consistent with the incentive purpose of the Plan.
The Compensation Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards under the Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Compensation Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Compensation Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.

Dividend Equivalents. The Compensation Committee may grant dividend equivalents with respect to awards other than stock options (including ISOs) or SARs. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional Awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Compensation Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. However, the payout of dividends or dividend equivalents on unvested performance-based awards is prohibited. Typically, rights to dividend equivalents are granted in connection with performance share units (p-shares), so that the participant can earn amounts upon vesting equal to dividends paid on the number of shares covered by the award while the award is outstanding.
Vesting, Forfeitures, and Related Award Terms. The Compensation Committee may in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award.
In addition, the Plan provides that following a “Change in Control,” the Compensation Committee may take any of the following actions with respect to an Award: provide for its full vesting, provide for its termination beyond the date of full vesting, deem performance goals to have been met, provide for the settlement of an award in cash or for termination of the Award or cause the Award to be assumed as part of the transaction. A “Change in Control” generally includes (A) a merger, reorganization, consolidation, or similar transaction in which the stockholders of the Company immediately prior to the transaction do not own more than 51% of the voting power of the surviving corporation, (B) any “person” becomes the owner, directly or indirectly of shares representing at least 51% of the Company’s voting power, and (C) certain changes of more than half of the membership of the Board of Directors. Change-in-control provisions are limited, however, by applicable restrictions under Code Section 409A.
Amendment and Termination of the Plan. The Board may amend, suspend, discontinue, or terminate the Plan or the Compensation Committee’s authority to grant awards hereunder without shareholder approval, except as required by law or regulation or under the New York Stock Exchange rules, which require shareholder approval of any material amendment to plans such as the Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the Plan or broaden eligibility. Unless earlier terminated, the authority of the Compensation Committee to make grants under the Plan will terminate ten years after the latest shareholder approval of the Plan, and the Plan will terminate when no shares remain available and the Company has no further obligation with respect to any outstanding award.
Federal Income Tax Implications of the Plan
The Company believes that under current law the following federal income tax consequences generally would arise with respect to awards under the Plan.
Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of: (i) the fair market value of the ISO shares at the date of exercise minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.
The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.
Some options and SARs, such as those with deferral features, and an SAR that is settled in cash, may be subject to Code Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Code Section 409A, the participant would realize ordinary income at the time of distribution rather than earlier, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.
Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of deferred stock that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Code Section 409A for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award.
As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Compensation Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan generally will not so qualify, so that compensation paid to named executive officers in connection with such awards may, to the extent it and other compensation subject to

Code Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Code Section 162(m).
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
Vote Needed for Approval
Approval of this proposal will require the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this proposal because the shares subject to the broker non-vote will not be entitled to vote on this matter.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for 2013 and has been selected to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of the Company’s independent registered public accounting firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.
Required Vote
Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of the majority of shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.
Evaluation of the Independent Registered Public Accounting Firm
In considering the appointment of PwC as the Company’s independent registered public accounting firm, the Audit and Enterprise Risk Committee (the “Audit Committee”) considered the following factors:
•
  the appropriateness of the proposed audit fee in comparison to the fees reported by the CNO peer group;
•
  the professional qualifications of the firm and the lead audit partner assigned to CNO, including both industry experience and technical expertise in accounting and auditing;
•
  the quality and candor of the firm’s communications with the Committee and the Company during the prior audit;
•
  the results of the independent review of the firm’s quality control system;
•
  evidence supporting the firm’s independence, objectivity, and professional skepticism;
•
  the quality and efficiency of the services provided by the firm during prior audits; and
•
  the firm’s capability, technical expertise, and knowledge of the Company’s operations and industry.
The Audit Committee meets regularly with the independent registered public accounting firm (“independent auditor”), including attendance by the independent auditor at all regularly scheduled Audit Committee meetings and separate executive sessions at least four meetings per year. The Audit Committee uses these interactions, as well as the factors noted above to assess the performance of the independent auditor.
CNO undertakes an annual benchmarking of audit fees paid by our peers in the insurance industry. This data provides a reference point to the Audit Committee to judge the appropriateness of the audit fee. Additionally, the Audit Committee evaluates the scope of the audit, the complexity of the CNO environment, any history of prior issues and adjustments and the overall audit plan presented by the independent auditor in arriving at an appropriate fee.

Fees Paid to PricewaterhouseCoopers LLP
Aggregate fees billed to the Company in the years ended December 31, 2013 and 2012, by PwC were as follows (dollars in millions):

	Year Ended December 31,
	2013	2012
Audit fees(a)	$3.3	$3.0
Audit-related fees(b)	.3	.1
Tax fees	—	.1
All other fees	—	—
Total	$3.6	$3.2

(a)
  Audit fees were for professional services rendered for the audits of CNO’s consolidated financial statements, statutory and subsidiary audits, and assistance with review of documents filed with the SEC.
(b)
  Audit-related fees primarily include services provided for employee benefit plan audits and other assurance-related services.
Pre-Approval Policy
The Audit Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for work associated with the following:
•
  internal control reviews and assistance with internal control reporting requirements;
•
  tax compliance, tax planning and related tax services; and
•
  due diligence work for potential transactions.
Each proposed service is evaluated by the Audit Committee to ensure that it would not impair the independence of PwC under SEC and other applicable rules. In 2012 and 2013, all new engagements of PwC were pre-approved by the Audit Committee for all audit, audit-related, tax and other services.
Report of the Audit and Enterprise Risk Committee
The Audit Committee provides assistance to the Board in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company, including the systems of internal controls. The Audit Committee has sole authority to appoint or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
In overseeing the preparation of the Company’s audited financial statements for the year ended December 31, 2013, the Audit Committee reviewed and discussed the audited financial statements with management and with PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received from PwC the written disclosure and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of PwC with that firm.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Submitted by the Audit and Enterprise Risk Committee:
Robert C. Greving, Chair
Mary R. (Nina) Henderson
R. Keith Long
Neal C. Schneider

PROPOSAL 4 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as discussed on pages 16–40. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully 40. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote. The current frequency of non-binding advisory votes on executive compensation is an annual vote and we anticipate that the next vote will be at the next Annual Meeting. The language of the resolution is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby approved.”
The compensation of our executive officers is based on a philosophy and a comprehensive compensation and benefits strategy developed by the Human Resources and Compensation Committee designed to reward overall and individual performance that drives long-term success for our shareholders. The committee strives to provide a clear award program that allows us to attract, incentivize and retain seasoned executive talent with significant industry experience required to continue to improve our performance and build long-term shareholder value. In considering their vote, shareholders are urged to read the section of this proxy statement entitled “Executive Compensation”, including the Compensation Discussion and Analysis, for a detailed discussion of how our compensation policies and practices implement our compensation philosophy.
Required Vote
The affirmative vote of the majority of shares of common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the compensation paid to our Named Executive Officers. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this proposal because the shares subject to the broker non-vote will not be entitled to vote on this matter.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires CNO’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of CNO’s outstanding equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of CNO. Specific due dates for these reports have been established by the SEC, and CNO is required to disclose any failure by such persons to file such reports for fiscal year 2013 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish CNO with copies of all reports filed with the SEC pursuant to Section 16(a). To CNO’s knowledge, based solely on review of the copies of the reports furnished to CNO and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to CNO’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2013.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2015 Annual Meeting must be received by CNO by November 27, 2014. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2015 Annual Meeting. In addition to the SEC rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of shareholders at which directors are to be elected, notice of a shareholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and the additional requirements set forth in our Bylaws. Please note that these bylaw requirements are separate from the SEC’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2015 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of CNO Financial Group, Inc. at 11825 North Pennsylvania Street, Carmel, Indiana 46032.
ANNUAL REPORT
Access to CNO’s Annual Report for 2013 (which includes its annual report on Form 10-K as filed with the SEC) is being provided with this proxy statement to all holders of common stock as of March 14, 2014. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2013, the Form 10-K, this Proxy Statement or the Notice without charge, please contact CNO Financial Group, Inc. Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; or by telephone (317) 817-2893 or email ir@CNOinc.com.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (800) 542-1061 or write to: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting CNO Financial Group, Inc. Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032, (317) 817-2893 or email ir@CNOinc.com.
INFORMATION RELATED TO CERTAIN NON-GAAP FINANCIAL MEASURES
Net operating income is defined as net income before: (i) loss related to reinsurance transaction, net of income taxes; (ii) net realized investment gains (losses), net of related amortization and income taxes; (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes; (iv) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of income taxes; (v) loss on extinguishment of debt, net of income taxes; and (vi) changes in our valuation allowance for deferred tax assets and other tax items. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the Company’s underlying fundamentals. A reconciliation from net income to net operating income is as follows (dollars in millions):

	Year ended December 31,
	2013	2012
Net income	$478.0	$221.0
Loss related to reinsurance transaction, net of taxes	63.3	—
Net realized investment gains, net of related amortization and taxes	(20.7)	(48.4)
Fair value changes in embedded derivative liabilities, net of related amortization and taxes	(23.0)	1.8
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes	9.9	—
Loss on extinguishment of debt, net of taxes	64.0	177.5
Valuation allowance for deferred tax assets and other tax items	(301.5)	(171.5)
Net operating income (a non-GAAP financial measure)	$270.0	$180.4

Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.
A reconciliation from book value per share to book value per diluted share, excluding accumulated other comprehensive income (loss) is as follows (dollars in millions, except per share amounts):

	December 31,
	2013	2012
Total shareholders’ equity	$4,955.2	$5,049.3
Shares outstanding at period end	220,323,823	221,502,371
Book value per share	$22.49	$22.80
Total shareholders’ equity	$4,955.2	$5,049.3
Less accumulated other comprehensive income	(731.8)	(1,197.4)
Add carrying value of convertible debentures	—	89.6
Adjusted shareholders’ equity excluding accumulated other comprehensive income	$4,223.4	$3,941.5
Shares outstanding at period end	220,323,823	221,502,371
Dilutive common stock equivalents related to:
Convertible debentures	—	17,038,882
Warrants, stock options, restricted stock and performance units	6,543,950	4,647,584
Diluted shares outstanding	226,867,773	243,188,837
Book value per diluted share (a non-GAAP financial measure)	$18.62	$16.21

The debt to capital ratio, excluding accumulated other comprehensive income (loss), differs from the debt to capital ratio because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP financial measure is useful because it removes the volatility that arises from changes in accumulated other comprehensive income (loss). Such volatility is often caused by changes in the estimated fair value of our investment portfolio resulting from changes in general market interest rates rather than the business decisions made by management. A reconciliation of these ratios is as follows (dollars in millions):

	December 31,
	2013	2012
Corporate notes payable	$856.4	$1,004.2
Total shareholders’ equity	4,955.2	5,049.3
Total capital	$5,811.6	$6,053.5
Debt to capital ratio	14.7%	16.6%
Corporate notes payable	$856.4	$1,004.2
Total shareholders’ equity	4,955.2	5,049.3
Less accumulated other comprehensive income	(731.8)	(1,197.4)
Total capital	$5,079.8	$4,856.1
Debt to total capital ratio, excluding accumulated other comprehensive income (a non-GAAP financial measure)	16.9%	20.7%

OTHER MATTERS
Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the form of proxy will vote in accordance with their best judgment on such matters.
By Order of the Board of Directors

Karl W. Kindig
Senior Vice President and Secretary
March 27, 2014

CNO FINANCIAL GROUP, INC.11825 N PENNSYLVANIA STCARMEL, IN 46032VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FORthe following:1. Election of Directors1a. Edward J. Bonach1b. Ellyn L. Brown1c. Robert C. Greving1d. Mary R. Henderson1e. R. Keith Long1f. Neal C. Schneider1g. Frederick J. Sievert1h. Michael T. Tokarz1i. John G. Turner ForAgainst Abstain3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2014.4. Approval, by non-binding vote, of executive compensation.NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst AbstainThe Board of Directors recommends you vote FORproposals 2., 3. and 4. ForAgainst Abstain 2. Reapproval of the material terms of the performance goals under the Company's Amended and Restated Long-Term Incentive Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .CNO FINANCIAL GROUP, INC. Annual Meeting of Shareholders May 7, 2014 8:00 AMThis proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint(s) Frederick J. Crawford, Eric R. Johnson and John R. Kline, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote,as designated on the reverse side of this ballot, all of the shares of Common Stock of CNO FINANCIAL GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 7, 2014, at 11825 N. Pennsylvania St., Carmel, Indiana, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side